UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Arlington Asset Investment Corp.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ARLINGTON ASSET INVESTMENT CORP.

ARLINGTON	ASSET INVESTMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON June 10, 2019

To the Shareholders

of Arlington Asset Investment Corp.:

The 2019 annual meeting of shareholders (the “Annual Meeting”) of Arlington Asset Investment Corp. (the “Company”) will be held at Le Meridien Hotel, 1121 19th Street North, Arlington, Virginia 22209, on June 10, 2019, at 9:00 a.m., Eastern Time, for the following purposes:

1.	To elect seven director nominees to the Company’s Board of Directors, to serve until the 2020 annual meeting of shareholders and until their successors are duly elected and qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2019;
3.	To hold an advisory vote on executive compensation;
4.	To amend the Company’s Articles of Incorporation to restore customary real estate investment trust (“REIT”) stock ownership limitations and make certain other administrative changes; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only holders of the Company’s common stock outstanding at the close of business on the record date, April 16, 2019, are entitled to vote at the Annual Meeting.  A list of shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting at the Company’s principal executive office, which is located at 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented and voted. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 26, 2019 to our shareholders of record as of April 16, 2019. The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report on Form 10-K for the year ended December 31, 2018 (“Annual Report”) over the Internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and Annual Report if you so desire. If you hold your shares in “street name” (i.e., through a broker, bank or other nominee), you will receive instructions from your nominee that you must follow in order to provide voting instructions to your nominee, or you may contact your nominee directly to request these instructions.

By Order of the Board of Directors,

D. Scott Parish

Senior Vice President, Chief Administrative Officer and Corporate Secretary

Arlington, Virginia

April 25, 2019

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Shareholders to be held on June 10, 2019. The Proxy Statement for the 2019 Annual Meeting of Shareholders and the Company’s 2018 Annual Report to Shareholders are available electronically at www.proxyvote.com as well as on our website at www.arlingtonasset.com.

i

ARLINGTON ASSET INVESTMENT CORP.

ARLINGTON	ASSET INVESTMENT

PROXY STATEMENT

2019 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD June 10, 2019

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?
A:

The Board of Directors (the “Board”) of Arlington Asset Investment Corp. (“we,” “us,” “our” or the “Company”) is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at the Annual Meeting to be held on Monday, June 10, 2019. Shareholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed on or about April 26, 2019, in connection with the solicitation of proxies on behalf of the Board.

Q:	What information is contained in these materials?
A:

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information.

Q:	What matters will be voted on at the Annual Meeting?
A:	At the Annual Meeting, shareholders will consider and vote on:
•	the election of seven director nominees to our Board, to serve until the 2020 annual meeting of shareholders and until their successors are duly elected and qualified;
•	a proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2019;
•	an advisory vote on executive compensation; and

•	a proposal to amend the Company’s Articles of Incorporation to restore customary REIT stock ownership limitations and make certain other administrative changes.

We are not aware of any other matters to be presented at the Annual Meeting.

Q:	How does our Board recommend that shareholders vote?
A:	The Board recommends that you vote your shares as follows:
•	“FOR” the election of all seven nominees for director recommended by our Board and named in this proxy statement;
•	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for 2019;
•	“FOR” the approval of our executive compensation on an advisory basis; and
•	“FOR” the amendment of the Company’s Articles of Incorporation to restore customary REIT stock ownership limitations and make certain other administrative changes.

Q:	Who can vote at the Annual Meeting?
A:

You are entitled to vote at the Annual Meeting in person or by proxy if our records show that you held shares of our common stock as of the close of business on the record date, April 16, 2019. At the close of business on the record date, 36,572,617 shares of our common stock were outstanding.

Q:	What is the difference between holding shares “in street name” versus holding shares of record?
A:

If your shares are held in a brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of those shares, which are held “in street name.” If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the shareholder of record with respect to those shares. Most of the Company’s shareholders hold their shares in street name.

If you hold these shares of record, the Notice is being sent directly to you by the Company. As a shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. You may also submit voting instructions via the Internet or by telephone by following the instructions as described below under “How can I vote my shares held of record?”

If you hold these shares beneficially in street name, the Notice is being forwarded to you by your broker, bank, or other nominee, which is considered the shareholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account, as described below under “How can I vote my shares held in street name?” As a beneficial owner, you are also invited to attend the Annual Meeting; because you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request and receive a legal proxy from your broker, bank or other nominee.

Q:	How can I vote my shares held of record?
A:

You may access this proxy statement and our Annual Report (including exhibits) at www.proxyvote.com as well as on our website at www.arlingtonasset.com under “Investor Relations — SEC Filings.” In order to reduce our costs of printing and mailing proxy materials and in order to reduce the impact on the environment of our annual proxy solicitation, we have opted to make this proxy statement and our Annual Report available electronically via the Internet, as permitted by SEC rules, rather than in printed form. This “e-proxy” process expedites shareholders’ receipt of proxy materials and lowers the costs of our Annual Meeting.  As a holder of record, you may vote in person by attending the Annual Meeting or via the Internet by following the instructions on the Notice and at www.proxyvote.com.

Q:	How can I vote my shares held in street name?
A:

If you hold your shares beneficially in street name, the Notice is being forwarded to you by your broker, bank or other nominee. Your broker or other nominee has enclosed a voting instruction form for you to use to direct the broker or other nominee regarding how to vote your shares. Please instruct your broker or other nominee how to vote your shares using the voting instruction form you received from them. If your broker, bank or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.  If you are a “street name” shareholder who wishes to register for electronic delivery of future proxy materials, you should review the information provided in the proxy materials mailed to you by your broker, bank or other nominee.

Q:	What is a broker non-vote?
A:

A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner in street name has discretionary authority to vote on “routine” matters brought before the Annual Meeting, but the beneficial owner of the shares fails to provide the broker or other nominee with specific instructions on how to vote on any “non-routine” matters brought to a vote at the Annual Meeting.  The only “routine” matter being brought to a vote at the Annual Meeting of which we are aware is the ratification of the appointment of PwC.  Accordingly, your broker holding your shares may not be able to vote your shares on the election of directors and other important matters at the Annual Meeting unless you direct them how to vote.

The impact of broker non-votes, if any, on the outcome of the matters to be voted on at the Annual Meeting are described below under “How are votes counted?”

Q:	How can I change my vote or revoke my proxy?
A:

If you are the shareholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:

•	filing a timely written notice of revocation with our corporate secretary at our principal executive office (1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209);
•	submitting a new proxy at a later date via the Internet or by mail; or
•	attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

Q:	Can I attend the Annual Meeting in person?
A:	If you are a shareholder, you are invited to attend the Annual Meeting in person and you are entitled to vote your shares at the Annual Meeting if you attend in person.

If you are a shareholder of record as of the record date, you will need to bring valid photo identification.

If you hold your shares in street name, you will need to bring valid photo identification and an account statement, a copy of your voting instruction form or other evidence acceptable to us of ownership of your shares as of the close of business on the record date. If you hold your shares in street name and wish to vote in person at the Annual Meeting, you also will need to contact your nominee and obtain a “legal proxy” from your nominee and bring it to the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares before the meeting.

Q:	What is the quorum requirement for the Annual Meeting?
A:

A quorum is required to conduct business at the Annual Meeting. A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum. If you (1) have authorized your proxy over the Internet or by telephone or by signing and returning a proxy card and you have not revoked your proxy or (2) attend the Annual Meeting and vote in person, your shares will be counted for the purpose of determining whether there is a quorum. Abstentions and broker non-votes, if any, will be included in determining whether a quorum is present.

Q:	How are votes counted?
A:	Election of Directors

In the election of the seven director nominees, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the director nominees. If a quorum is present at the Annual Meeting, in an uncontested director election, directors will be elected by receiving the affirmative vote of a majority of the total votes cast for and against the election of such nominee. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote on the election of directors, although they will be considered present for the purpose of determining the presence of a quorum. Under our Bylaws, cumulative voting is not permitted.

Under the terms of our Corporate Governance Guidelines, if a nominee for director receives a greater number of votes “against” than votes “for” his or her election, the director is required to promptly tender to the Board his or her offer to resign from the Board. Upon recommendation of the Nominating and Governance Committee, the Board, excluding such individual, will decide whether or not to accept such offer to resign within 90 days following the shareholder vote, and thereafter, it will promptly and publicly disclose its decision. If the Board determines not to accept the director’s offer to resign, the director will continue to serve on the Board until the next annual meeting of shareholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The Board may consider any factors it deems relevant in deciding whether to accept a director’s resignation.

Advisory Vote on Executive Compensation

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to advisory vote on the compensation of the Company’s executive officers.

If a quorum is present, the advisory vote on executive compensation will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. Voting for this proposal is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

Ratification of Appointment of PwC

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2019.

If a quorum is present, the proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2019 will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

Amendment of the Company’s Articles of Incorporation

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal to amend the Company’s Articles of Incorporation to restore customary REIT stock ownership limitations and make certain other administrative changes.

If a quorum is present, the proposal to amend the Company’s Articles of Incorporation will be approved if a majority of the votes entitled to be cast vote in favor of the proposal. Abstentions and broker non-votes, if any, will have the same effect as a vote against this proposal.

Q:	Who will count the votes cast at the Annual Meeting?
A:

The Company will appoint an independent inspector of election to serve at the Annual Meeting. The independent inspector of election for the Annual Meeting will determine the number of votes cast by holders of common shares for all matters.

Q:	How can I find the voting results of the Annual Meeting?
A:

We will include the voting results in a Current Report on Form 8-K that we will file with the SEC no later than four business days following the completion of the Annual Meeting. We will amend this filing to include final results if the independent inspector of election has not certified the results by the time the original Current Report on Form 8-K is filed.

Q:	How can I obtain a copy of the Company’s 2018 Annual Report?
A:

A copy of our Annual Report, including our consolidated financial statements and the notes thereto but excluding exhibits, is available online on at www.proxyvote.com as well as on our website at www.arlingtonasset.com under “Investor Relations — SEC Filings.” Shareholders may obtain an additional printed copy of our Annual Report (without exhibits) by contacting our Investor Relations department in writing c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209, Attention: Investor Relations. Shareholders may also contact our Investor Relations department by telephone at (703) 373-0200 or by e-mail at ir@arlingtonasset.com.

Q:	How do I obtain a separate Notice if I share an address with other shareholders?
A:

SEC rules allow for the delivery of a single copy of the proxy materials or Notice to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs and will reduce the impact on the environment of our annual proxy solicitation.  Duplicate account mailings will be eliminated by allowing shareholders to consent to such elimination, or through implied consent, if a shareholder does not request continuation of duplicate mailings. If you hold our common stock in your own name as a holder of record, householding will not apply to your shares. However, brokers, banks or other nominees or fiduciaries that hold our shares in “street” name for beneficial owners of our common stock and that distribute Notices they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?
A:

The solicitation of proxies is being made primarily through the use of the Internet, as described in the Notice. The cost of preparing this proxy statement, the accompanying proxy materials and the Notice, and the cost of any supplementary solicitations, which may be made by standard mail, e-mail, telephone or personally by our directors, officers or employees, will be borne by the Company. None of the Company’s directors, officers or employees will receive any additional or special compensation for soliciting your proxy.

We will provide copies of these proxy materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others in “street name” so that they may forward these proxy materials to the beneficial owners. The Company will, on request, reimburse brokers, banks and other nominees for their reasonable expenses in sending our proxy materials and voting instruction forms to “street name” beneficial owners to obtain their voting instructions.

Q:	May I propose actions for consideration at next year’s annual meeting of shareholders or nominate individuals to serve as directors?
A:

Shareholders may submit proposals for inclusion in our proxy statement for our 2020 annual meeting of shareholders under SEC Rule 14a-8, nominate individuals for election at our 2020 annual meeting and propose other business for consideration by our shareholders at our 2020 annual meeting. The following describes certain procedures and deadlines applicable to these shareholder proposals:

•

Shareholder Proposals for Inclusion in 2020 Proxy Statement Pursuant to SEC Rule 14a-8. Under SEC rules, proposals that shareholders seek to have included in the proxy statement for our 2020 annual meeting of shareholders must be received by the Corporate Secretary no later than December 27, 2019. The proposal must comply with the procedures and requirements set forth in Rule 14a-8.

•

Other Shareholder Proposals and Nominations. Our Bylaws, which are available on our website as discussed below, govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our Bylaws, nominations for director or other business proposals to be addressed at our next annual meeting of shareholders may be made by a shareholder entitled to vote who has delivered a notice to the Corporate Secretary no later than the close of business on March 12, 2020, and no earlier than February 11, 2020, except as described below. The notice must contain the information required by our Bylaws.

In the event that the date of the 2020 annual meeting of shareholders is more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting, our Bylaws provide that in order for a shareholder nomination for director or proposal to be presented at our 2020 annual meeting of shareholders, other than a shareholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be delivered to the Corporate Secretary at our principal executive offices not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.

Any shareholder nomination for director or proposal should be mailed to: Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209, Attention: Corporate Secretary.

Copies of our Bylaws are available on our website at www.arlingtonasset.com under “Governance,” or may be obtained from the Corporate Secretary at the address shown above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors are to be elected to serve until the 2020 annual meeting of shareholders and until their successors are duly elected and qualified or their earlier death, removal or resignation.

The Nominating and Governance Committee of the Board has unanimously recommended for nomination, and the Board has unanimously nominated and recommended for election, the seven nominees listed below under the heading “— Nominees for Election as Directors.” All of the nominees are currently serving as members of our Board. Each nominee has agreed to be named in this proxy statement and to serve if elected. The persons named as proxies intend to vote the proxies “FOR” the election of each of the Board’s nominees unless you indicate on the proxy card a vote to “ABSTAIN” from voting with respect to any of the nominees.

Set forth below is biographical information as of April 12, 2019 for each of the Board’s nominees for election.  Although we know of no reason why any of the nominees for director listed below would not be able to serve, if unforeseen circumstances (e.g., death or disability) make it necessary for the Board to propose a substitute nominee for any of the nominees named below, the persons named as proxies will vote the proxies for the remaining nominees and substitute nominees chosen by the Board. If any substitute nominees are designated, we will file an amended proxy statement and proxy card that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes biographical and other information about such nominees required by the rules of the SEC.

Nominees for Election as Directors

ERIC F. BILLINGS, age 66, is our Executive Chairman, a position he has held since June 2014. Since co-founding the predecessor to our Company in 1989, he has continuously served as a director. He was appointed Chairman and Chief Executive Officer on April 28, 2005 and served as Chief Executive Officer until June 2014. He served as Co-Chairman and Co-Chief Executive Officer from April 2003 to April 2005, Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003, and Vice Chairman and Chief Operating Officer from 1989 to 1999.  Mr. Billings concurrently holds the position of Managing Partner and Co-Portfolio Manager of Billings Capital Management, LLC, an investment management company.  In addition, Mr. Billings served as Chairman of FBR & Co. (“FBR”), a publicly-traded investment banking, institutional brokerage and asset management firm from 2006 until 2012. From 2006 to 2008, Mr. Billings also served as the Chief Executive Officer of FBR.

The Board determined that Mr. Billings’ qualifications to serve as a director include his more than 35 years of career investment experience and his extensive knowledge of the environment in which we operate due, in part, to his senior management positions with our Company and our predecessor since its founding over 25 years ago. Further, his past and present senior management positions with FBR and Billings Capital Management, LLC, as applicable, provide him with additional business and leadership experience in the areas of investment banking, institutional brokerage and asset management.  Mr. Billings also served as Chairman of the Board of FBR, which provided him with additional public company leadership and consensus-building skills to guide the Board, as well as exposure to an array of best practices.

DANIEL E. BERCE, age 65, has served as a director of our Company since January 2011. Mr. Berce is Chief Executive Officer and President of General Motors Financial Company, Inc., a position he has held since General Motors Co. acquired AmeriCredit Corp. on October 1, 2010.  Mr. Berce had been a director of AmeriCredit Corp. since 1990, and was Chief Executive Officer and President from 2005 through 2010, President from 2003 through 2005 and Chief Financial Officer from 1990 through 2003.  Mr. Berce is also a director of FirstCash, Inc., a publicly-traded consumer finance company, and AZZ, Inc. (NYSE: AZZ), a publicly-traded global provider of galvanizing services, welding services, specialty electrical equipment and highly engineered services.

The Board determined that Mr. Berce’s qualifications to serve as a director include his extensive leadership experience, specifically his experience as a chief executive officer and chief financial officer of a publicly-traded company.  He also has more than 25 years of experience in the consumer finance industry, experience in finance and accounting as well as experience as a director of multiple publicly-traded companies.  Mr. Berce is also a licensed

Certified Public Accountant and has served on our Audit Committee and the audit committees of other companies, all of which have designated him as an “audit committee financial expert.”

DAVID W. FAEDER, age 62, has served as a director of our Company since June 2013. Mr. Faeder is a Managing Partner of Fountain Square Properties, a diversified real estate company, a position he has held since 2003. He served as the Vice Chairman from 2000 to 2003, President from 1997 to 2000 and Executive Vice President and Chief Financial Officer from 1993 to 1997 of Sunrise Senior Living, Inc., a provider of senior living services in the United States, United Kingdom and Canada. From 1991 to 1993 he served as Vice President of Credit Suisse First Boston (formerly First Boston Corporation), directing the real estate advisory business for the Resolution Trust Company in the Washington, DC area. From 1984 to 1991 he served as Vice President of Morgan Stanley and Company, Inc., a brokerage firm, specializing in real estate transactions and financings. Prior to that time, Mr. Faeder held various other accounting positions, including with Ernst and Whinney.  Mr. Faeder is currently a director of Federal Realty Investment Trust (NYSE: FRT), a publicly-traded REIT.

The Board determined that Mr. Faeder’s qualifications to serve as a director include his public company and accounting experience, his real estate investment experience from his time as a private real estate investor, and his past and present service on multiple public and private company boards, including his service on other companies’ audit committees as well as his past service on our audit committee, all of which had designated him as an “audit committee financial expert.”

MELINDA H. MCCLURE, age 52, has served as a director of our Company since January 2019.  Ms. McClure is the Chairman and Chief Executive Officer of VisionBank (in Organization), a Washington, D.C. community bank.  Prior to VisionBank, she served from 2006 to 2018 as the principal shareholder of Democracy Funding LLC, a registered broker-dealer.  Ms. McClure served on the board of directors of the Bank of Georgetown, a privately held community bank headquartered in Washington, D.C., from its inception in 2005 to its sale to United Bank in 2016.  She also held several positions at FBR from 1991 to 2006, including senior managing director of investment banking focusing on middle market financial services and real estate companies.  Ms. McClure currently serves on the board of Independence Realty Trust, Inc. (NYSE: IRT), a publicly traded REIT that owns and manages multi-family communities.

The Board determined that Ms. McClure’s qualifications to serve as a director include her over 25 years of experience in the financial services, real estate and capital markets sectors, including particular expertise in mortgage and property REITs, asset managers, specialty lenders and regulated financial institutions. She has significant corporate finance experience having managed over $15 billion in capital markets and advisory assignments. The Board has designated Ms. McClure as an “audit committee financial expert.”

RALPH S. MICHAEL, III, age 64, has served as a director of our Company since June 2006. He currently serves as Chairman of Fifth Third Bank, Greater Cincinnati, having served as Executive Vice President and Group Regional President of Fifth Third Bank from July 2015 until March 2018.  Prior to that he served as Chief Executive Officer of Fifth Third Bank, Greater Cincinnati since December 2010. He served as President and Chief Operating Officer of The Ohio Casualty Insurance Company from 2005 to November 2007 and served as a director from 2002 to 2005. From 2003 to 2005 he was Executive Vice President and Manager of Private Asset Management and held other positions with U.S. Bank. From 1979 to 2002 he held various executive and management positions with PNC Financial Services Group. From 2003 to 2016, Mr. Michael served as a director of Key Energy Services, Inc. (NYSE: KEG), a publicly-traded company.  Mr. Michael is currently a director of AK Steel Corporation (NYSE: AKS), a publicly-traded company.  He is also a director of Cincinnati Bengals, Inc., CSAA Insurance Exchange, and a trustee of Xavier University (Ohio).

The Board determined that Mr. Michael’s qualifications to serve as a director include the broad business, banking and finance background obtained through his more than 35 years of experience working in financial services, much of which has been in executive management positions which enable him to provide valuable insights on oversight matters, including banking, hedging and financial issues.  Mr. Michael’s qualifications also including his service on our and other companies’ audit committee.  The Board has designated Mr. Michael as an “audit committee financial expert.”

ANTHONY P. NADER, III, age 55, has served as a director of our Company since March 2015. Mr. Nader is a Managing Director of SWaN & Legend Venture Partners, a principal investment firm that Mr. Nader co-founded in 2006. Mr. Nader also serves as Vice Chairman of Asurion, a privately held company that provides technology protection. In 2008, Mr. Nader successfully merged his prior company, National Electronics Warranty (“NEW”) with Asurion. Mr. Nader joined NEW in 1990 as Chief Operating Officer, was named President in 1999 and Chief Executive Officer in 2006, a position he held until 2013. Mr. Nader is the Chairman of the Inova Health System Board of Trustees. He is the past chairman of the Inova Health System Foundation Board. He is a director of Optoro, Inc., BigTeams, DuraTap and MusiCapital LLC.

The Board determined that Mr. Nader’s qualifications to serve as a director include his 25 years of business and leadership experience as a senior executive with NEW which, under his leadership, grew to be the largest global provider of extended service plans for the consumer electronics and appliance industry.  Mr. Nader also has a substantial and diversified investment background as a founder of SWaN & Legend Venture Partners that has investments in growth-oriented companies as well as domestic and international real estate holdings.  In addition, Mr. Nader has extensive experience as a corporate board member, including his service on our and other companies’ audit committees. The Board has designated Mr. Nader as an “audit committee financial expert.”

J. ROCK TONKEL, JR., age 56, is our President and Chief Executive Officer, a position he has held since June 2014. He also has served as a director of the Company since March 2007. From February 2007 until June 2014, he served as our Chief Operating Officer. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking at FBR.  Prior to this service, Mr. Tonkel served as Executive Vice President and Head of Investment Banking, a position he assumed in February 2002.  Mr. Tonkel joined FBR in 1994 as a Managing Director and Head of Investment Banking’s financial institutions group.  Prior to joining FBR, Mr. Tonkel served as Special Assistant to the Director of the Office of Thrift Supervision, the regulatory agency for the savings and loan industry under the U.S. Department of Treasury.

The Board determined that Mr. Tonkel’s qualifications to serve as a director include his more than 30 years of experience in financial services companies, the mortgage industry, the investment banking industry, his experience in capital markets, as well as his expertise in public and private company finance.  Further, his service as the Company’s Chief Executive Officer for the past 5 years as well as his past positions as President and Head of Investment Banking at FBR and as Managing Director of FBR’s financial institutions investment banking group provide him with business and leadership experience in key areas of the investment and asset management industry.

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE ELECTION OF EACH

OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PwC as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2019. A resolution will be presented at the Annual Meeting to ratify the appointment of PwC by the Audit Committee. If our shareholders do not ratify the appointment of PwC at the Annual Meeting, the Audit Committee will consider that fact in its review and future selection of our independent registered public accounting firm. Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Representatives of PwC are expected to be available to respond to appropriate questions.

If a quorum is present at the Annual Meeting, the ratification of the appointment of PwC as our independent registered public accounting firm for 2019 will be approved if the votes cast in favor of the ratification exceed the votes cast opposing the ratification.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

Information Regarding Fees Paid to our Independent Accountants in 2018 and 2017

Aggregate fees for professional services rendered for us and our subsidiaries by PwC for the years ended December 31, 2018 and 2017 were (dollars in thousands):

	Year Ended December 31,
	2018	2017
Audit Fees(1)	$469	$461
Audit-Related Fees(2)	24	36
Tax Fees(3)	65	85
All Other Fees(4)	2	2
Total	$560	$584

(1)

Audit fees represent the aggregate fees billed for each of the last two fiscal years for professional services rendered by PwC for the audit of our financial statements and the financial statements of our subsidiaries and the review of unaudited financial statements included in our quarterly reports on Form 10-Q filed with the SEC, and services that are provided by PwC in connection with the statutory and regulatory filings that are made by us and our subsidiaries.

(2)

Audit-related fees represent the aggregate fees billed by PwC for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and the financial statements of our subsidiaries and are not reported in “Audit Fees” in the table above.

(3)	Tax fees represent the aggregate fees billed in each of the last two fiscal years for professional services rendered by PwC for tax compliance, tax advice and tax planning.
(4)

All other fees represent the aggregate fees billed in each of the last two fiscal years for products and services provided by PwC, other than the services reported in “Audit Fees,” “Audit-Related Fees” and “Tax Fees” in the table above.

Audit Committee Pre-Approval Policies and Procedures

It is the Audit Committee’s policy to review and, if appropriate, pre-approve all audit and non-audit services provided by the independent registered public accounting firm to us and our subsidiaries. In accordance with this policy, the Audit Committee has granted authority to the Audit Committee Chairman, Mr. Michael, to approve non-audit services in an amount up to $50,000 on behalf of the Audit Committee. Any such approval will be communicated to the Audit Committee at the next scheduled meeting. The Audit Committee pre-approved 100% of the services provided by PwC to our Company and its subsidiaries during the fiscal year ended December 31, 2018.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), added by the Dodd-Frank Wall Street Reform and Consumer Protection Act, provides our shareholders with an advisory vote to approve our executive compensation. In view of the voting results of our 2017 annual meeting of shareholders, where our shareholders voted, on an advisory basis, to hold an advisory vote on executive compensation annually, our Board has determined that advisory votes on executive compensation will be submitted to our shareholders every year until the next required advisory vote on the frequency of shareholder votes on executive compensation.  This advisory vote gives our shareholders the opportunity to express their views on the compensation of our executive officers. Although this vote is advisory and is not binding, the Board and the Compensation Committee plan to take into consideration the outcome of the vote when making future executive compensation decisions.

As described in detail under “Compensation Discussion and Analysis” and “Executive Compensation Tables,” our compensation program is designed to align the interests of management with those of our shareholders, apply a pay-for-performance philosophy and attract and retain top management talent. On an ongoing basis, our Board and Compensation Committee analyzes our compensation program and believe that our current executive compensation program directly links executive compensation to our performance and properly aligns the interests of our executive officers with those of our shareholders. For example:

•

A meaningful portion of the total compensation paid or awarded to our executive officers is performance-based. Among other things, the Compensation Committee has determined to make significant use of performance-based equity awards, awarded in the form of performance share units (“PSUs”), that vest based on the achievement of rigorous performance goals over each PSU’s performance period. Such performance-based equity awards are directly linked to the Company’s financial performance and vest accordingly, as opposed to time-based awards that vest based simply on continued employment.  The alignment of our executive officers’ long-term performance-based equity compensation with the interest of our shareholders has been demonstrated over the last three years as none of the Book Value PSUs, Relative TSR PSUs or TSR PSUs (each defined below) with performance periods ending during this period have been earned based on our common stock trading price and book value performance.

•

Half of the annual cash incentives our executive officers are eligible to earn are based on rigorous annual return on equity goals; the remainder is based on a qualitative assessment of the executives’ performance versus strategic objectives established by the Compensation Committee for the year.  For 2018, the Compensation Committee applied its negative discretion to reduce the earned cash incentive payout for the qualitative component resulting in a reduction from the prior year’s total annual performance-based cash bonus payout of approximately 45% for Messrs. Billings and Tonkel, and approximately 18% for Mr. Konzmann.

•

The Compensation Committee annually evaluates our compensation practices with the support of an independent compensation consultant and has adopted compensation practices that we believe align the interests of our executive officers with those of our shareholders.

•

The Compensation Committee, along with management, regularly evaluates and conducts a risk assessment of our compensation programs to ensure they do not create unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the Company.

•

We do not have employment agreements with any of our executive officers that provide a specific term of employment. Accordingly, the employment of each executive officer may be terminated at any time at the discretion of our Board.

•	The Board has adopted stock ownership guidelines that apply to our executive officers and non-employee directors.
•

The Board has adopted a compensation “clawback” policy under which we can recover any cash bonus paid during the prior fiscal year to an executive officer whose intentional misconduct causes us to restate our financial statements.

•	The Board has adopted a policy prohibiting hedging in the Company’s equity securities and limiting the ability to pledge such securities.
•	We have a policy that does not allow the revision of any bonus formula for a given fiscal year once it has been established for that year.
•	We do not provide perquisites or similar special benefits to our executive officers.
•

As part of our policy of maintaining performance-based compensation plans, we do not provide defined benefit or other retirement benefits to the executive officers other than the tax-qualified 401(k) plan available to all employees.

•	We do not provide tax “gross up” payments or other tax reimbursement payments to our executive officers.
•	We hold a shareholder advisory vote on our executive compensation annually as opposed to every two or three years.

See the information set forth under “Compensation Discussion and Analysis” and “Executive Compensation Tables” for more information on these elements of our executive compensation program.

For these reasons, the Board strongly endorses the Company’s executive compensation program and recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s executive officers, as disclosed under the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion contained in the proxy statement for the 2019 annual meeting of shareholders.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE

“FOR” THE APPROVAL OF OUR EXECUTIVE COMPENSATION.

PROPOSAL NO. 4

APPROVAL OF THE ADOPTION OF ARTICLES OF AMENDMENT TO OUR ARTICLES OF INCORPORATION

Background of REIT Election and Proposed Amendment to the Articles of Incorporation

For our tax years ended December 31, 2009 through December 31, 2018, we were taxed as a C corporation for U.S. federal income tax purposes.  As previously disclosed, commencing with our taxable year ending December 31, 2019, we intend to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).  We made this decision based in part on our expectation that we will utilize our net operating loss carryforwards as a C corporation in 2019, and therefore we determined that electing REIT status is the best long-term tax structure for both our Company and our shareholders.  Remaining tax loss carryforwards following our REIT election will continue to be available to us as a REIT, and we do not anticipate any significant modifications to our operations or investment strategy to qualify as a REIT.

Prior to our election to be taxed as a C corporation effective January 1, 2009, we were taxed as a REIT and, therefore, Article IX of our Articles of Amendment and Restatement (the “Articles of Incorporation”) already contains customary “ownership limitation” provisions that are designed to protect our ability to qualify as a REIT under the Internal Revenue Code, as discussed below, among other reasons.  However, effective January 1, 2009 through the effectiveness of the REIT amendment (as defined below), these provisions have not been effective for our Company because we were not taxed as a REIT. Thus, in connection with our REIT election, we are asking our shareholders to approve an amendment (the “REIT Amendment”) to our Articles of Incorporation to cause these REIT-protective provisions to once again become effective now that such protections have become applicable to our Company as a REIT going forward.  We also believe that the charters of substantially all REITs, including those of other publicly traded mortgage REITs that we consider our peer companies, contain comparable stock ownership limitations and transfer restrictions.  The REIT Amendment also makes certain administrative changes for clarification purposes.

The Company’s Board of Directors has unanimously recommended and declared advisable that our shareholders approve the REIT Amendment.  In particular, the Board of Directors believes that the adoption of the REIT Amendment, and the imposition of the proposed stock ownership limitations and transfer restrictions, is advisable because the REIT Amendment will help protect our ability to qualify as a REIT under the Internal Revenue Code. The Board of Directors also took notice that the REIT Amendment makes effective customary REIT-protective provisions that are substantially the same as currently contained in the Articles of Incorporation and were effective for the Company prior to 2009.

The complete text of the REIT Amendment is included in Exhibit A hereto. The description in this Proposal 4 is qualified in its entirety by reference to the complete text provided in Exhibit A hereto.

Our REIT Election

Commencing with our taxable year ending December 31, 2019, we intend to elect to be taxed as a REIT under the Internal Revenue Code. As a REIT, we will be required to distribute annually 90% of our REIT taxable income (subject to certain adjustments). So long as we continue to qualify as a REIT, we will generally not be subject to U.S. federal or state corporate income taxes on our taxable income that we distribute to our shareholders on a timely basis. At present, it is our intention to distribute 100% of our taxable income, although we will not be required to do so. We intend to make distributions of our taxable income within the time limits prescribed by the Internal Revenue Code, which may extend into the subsequent taxable year.

As discussed in more detail below, the REIT Amendment is designed to protect our ability to qualify as a REIT under the Internal Revenue Code, and therefore its approval is important to protect the Company’s long-term tax structure.

Description of Stock Ownership Limitations and Transfer Restrictions in Connection with REIT Election

As a REIT, we are subject to a number of limitations imposed by the Internal Revenue Code, generally referred to as “REIT tests.”  The proposed REIT Amendment, which includes certain stock ownership limitations and transfer restrictions on our capital stock, is designed to help ensure that we will meet these REIT tests on an ongoing basis.  These limitations are discussed in more detail below.

REIT Qualification Tests

For the Company to qualify for taxation as a REIT under the Internal Revenue Code, the Company’s stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). Also, not more than 50% of the value of the outstanding shares of the Company’s stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities, such as private foundations) during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made). Finally, a person actually or constructively owning 10% or more of the vote or value of the outstanding shares of the Company’s stock could lead to a level of affiliation between the Company and one or more of its customers that would negatively impact the tax treatment of the Company’s revenues from such customer or customers and could jeopardize or otherwise adversely impact the Company’s qualification and taxation as a REIT.

Ownership Limitations and Transfer Restrictions

To satisfy ownership and other REIT qualification requirements, and to otherwise protect the Company from the adverse tax consequences for REITs arising from concentrated stock ownership, the REIT Amendment contains provisions restricting the ownership and transfer of shares of all classes or series of the Company’s stock, including, without limitation, common stock, any series of preferred stock and the aggregate shares of all equity stock of the Company. The Board of Directors believes that including ownership limitations and transfer restrictions in a REIT’s charter is the most effective mechanism to monitor compliance with the above-described Internal Revenue Code requirements.

The REIT Amendment provides that, subject to the exceptions and the constructive ownership rules described in this proposal, no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, in excess of (i) 9.9% of the number of the outstanding shares of the Company’s common stock, (ii) 9.9% in number of the outstanding shares of any class or series of the Company’s preferred stock, and (iii) 9.9% of the aggregate value of the outstanding shares of the Company’s equity stock. We refer to these restrictions as the “ownership limitations.” Upon acceptance by the Virginia State Corporation Commission (the “VSCC”) the “ownership limitations” will become effective from and after the date the REIT Amendment is filed with the VSCC.

The applicable constructive ownership rules under the Internal Revenue Code are complex and may cause the Company’s stock owned actually or constructively by a group of related individuals and/or entities to be treated as owned by one individual or entity. As a result, an individual’s or entity’s acquisition of less than 9.9% in value of the outstanding shares of the Company’s common stock, less than 9.9% in value or number of outstanding shares of any class or series of the Company’s preferred stock, or less than 9.9% in aggregate value or number of outstanding shares of the Company’s equity stock (including through the acquisition of an interest in an entity that owns, actually or constructively, shares of any class or series of the Company’s stock) nevertheless may cause a violation of the ownership limitations described in this proposal.

The REIT Amendment also provides that the Board of Directors may, prospectively or retroactively and in its sole discretion, with respect to any person, (i) exempt such person from the ownership limitations and certain other REIT limitations on ownership and transfer of the Company’s stock described in this proposal and (ii) establish different ownership limitations for any such person. The Board of Directors, however, may not exempt from the ownership limitations any person whose ownership of outstanding the Company’s stock in violation of these limitations would result in the Company failing to qualify for taxation as a REIT. Pursuant to the terms of the REIT Amendment, the Board of Directors in its sole discretion may grant any person an exemption or a different ownership limitation upon receipt of (i) a ruling from the Internal Revenue Service or an opinion of counsel to the effect that the Company will not lose its status as a REIT or (ii) such representations and undertakings as the Board of Directors may deem appropriate in order to conclude that granting an exemption will not cause the Company to lose its status as a REIT.

In connection with any waiver of the ownership limitations or at any other time, the REIT Amendment permits the Board of Directors, from time to time, to increase the ownership limitations for one or more persons and decrease the ownership limitations for some or all other persons, provided that the new ownership limitations may not, after giving effect to such increase and under certain assumptions set forth in the REIT Amendment, result in the Company being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interests are held during the last half of a taxable year). Reduced ownership limitations will not apply to any person whose ownership of total outstanding shares of the Company’s stock or of any class or series of the Company’s stock, as applicable, exceeds such decreased ownership limitations until such time as such person’s ownership of the Company’s stock equals or falls below the decreased ownership limitations, at which time any further acquisition of the Company’s stock resulting in such person exceeding the decreased ownership limitations will be in violation of the decreased ownership limitations.

The REIT Amendment further prohibits any person from (i) transferring shares of the Company’s stock if such transfer would result in shares of the Company’s stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Internal Revenue Code), (ii) transferring shares of the Company’s stock if such transfer would result in  the Company being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code  and (iii) transferring shares of the Company’s stock if such transfer would cause the Company to constructively own 10% or more of the ownership interests in a tenant of the Company’s real property within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code and (iv) transferring shares of the Company’s stock if such transfer would result in shares of the Company’s stock being beneficially owned by a disqualified organization (as defined in the Articles of Incorporation).

At any time after the foregoing ownership limitations become effective, if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, for taxation as a REIT, then such limitations will have no further force and effect.

Pursuant to the terms of the REIT Amendment, any person who acquires or attempts to acquire beneficial or constructive ownership of shares of the Company’s stock that will or may violate the ownership limitations or any of the other foregoing restrictions on transferability and ownership will be required to give written notice to the Company immediately and provide the Company with such other information as the Company requests.

Any transfer that results in (i) a violation of the ownership limitations, (ii) a violation of the restriction relating to the Company’s stock being beneficially owned by fewer than 100 persons, (iii) a violation of the restriction relating to the Company’s stock being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, (iv) a violation of the restriction relating to causing the Company to constructively own 10% or more of the ownership interests in a tenant of the Company’s real property and (v) a violation of the restriction relating to the Company’s stock being beneficially owned by a disqualified organization (as defined in the Articles of Incorporation) will be automatically void and of no force or effect. In addition, the terms of the REIT Amendment provide that if there is any purported transfer of shares of the Company’s stock or other event or change of circumstances that would violate any of the restrictions described in this proposal, then the number of shares causing the violation will be automatically transferred to a trust, or multiple trusts, for the exclusive benefit of a designated beneficiary or beneficiaries. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires the transfer to a trust. The person that would have owned the shares if they had not been transferred to a trust is referred to herein as the “prohibited owner.” Any dividend paid to the prohibited owner prior to the discovery by the Company that the shares had been automatically transferred to a trust as described in this proposal must be repaid to the trustee upon demand. If the transfer to a trust as described in this proposal is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in the REIT Amendment, then the transfer of the excess shares will be automatically void and of no force or effect.

Pursuant to the terms of the REIT Amendment, shares of the Company’s stock transferred to a trustee are deemed to be offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price at the time of such event, and (ii) the market price on the date the Company or its designee accepts such offer. The Company has the right to accept such offer period of ninety days after the later of (i) the date of the event causing the shares to be held in trust that resulted in such shares if the Company’s stock transferred to the trust and (ii) the date the Company determines in good faith that a purported transfer of shares of the Company’s stock or other event or change of circumstances that would violate any of the restrictions described in this proposal has occurred, if the Company the trustee sells the shares of the Company’s stock held in the trust.

If the Company does not buy the shares, a trustee must, in an orderly fashion so as not to materially adversely affect the market price of the shares, sell the shares to a person or entity who could own the shares without violating the restrictions described in this proposal. Upon such sale, the interest of the beneficiary in the shares sold will terminate, and the trustee of the trust will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary of the trust as follows:

•

The prohibited owner will receive the lesser of (i) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in charitable trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the sales proceeds received by the trustee for the shares; and

•

Any net sales proceeds and any dividends or other distributions (whether ordinary or extraordinary) in excess of the amount payable to the prohibited owner, less the costs, expenses and compensation of the charitable trustee and the Company, shall be promptly distributed to the beneficiary.

A trustee may reduce the amount that is payable to the prohibited owner by the amount of any dividends or other distributions (whether ordinary or extraordinary) that the Company paid to the prohibited owner before the discovery by the Company that the shares had been transferred to the trust and that is owed by the prohibited owner to the trustee as described in this Proposal. The prohibited owner generally has no rights in the shares held by a trustee.

A trustee will be designated by the Company and must be unaffiliated with the Company and any prohibited owner. Prior to the sale of any shares by a trust, the trustee will receive, in trust for the beneficiary, all distributions paid by the Company with respect to the shares and may also exercise all voting rights with respect to the shares.

In addition, if the Board of Directors determines that a proposed or purported transfer would violate the ownership limitations or transfer restrictions set forth in the REIT Amendment, the Board of Directors may take such action as it deems advisable to refuse to give effect to or to prevent such violation, including but not limited to causing the Company to redeem shares of the Company’s stock, refusing to give effect to the transfer on the Company’s books or instituting proceedings to enjoin the transfer.

These ownership limitations and transfer restrictions could have the effect of delaying, deferring or preventing a takeover or other transaction in which stockholders might receive a premium for their shares of the Company’s stock over the then prevailing market price or which stockholders might believe to be otherwise in their best interest.

Disclosure of Stock Ownership by the Company’s Stockholders

Under the REIT Amendment, within 30 days after January 1 of each year, every owner of 5% or more (or such lower percentage as required by law) of the outstanding shares of any class or series of the Company’s stock must provide the Company written notice of certain information as provided in the REIT Amendment. In addition, each beneficial owner or constructive owner of the Company’s stock, and any person (including the stockholder of record) who is holding shares of the Company’s stock for a beneficial owner or constructive owner, will, upon demand, be required to provide the Company with such information as the Company may request in order to determine the Company’s qualification for taxation as a REIT and its compliance with other applicable laws or requirements of any governmental authority.

Vote Required; Effect of Voting

Approval of the REIT Amendment requires the affirmative vote of the holders of a majority of the votes of the shares of the Company’s common stock outstanding and entitled to vote thereon. If the REIT Amendment is approved, then it will become effective as of the date of filing with the VSCC, upon the acceptance thereof by the VSCC, which filing the Company expects to make promptly after the Annual Meeting, assuming that the REIT Amendment is approved by stockholders.

In addition, the Board of Directors may abandon the REIT Amendment, notwithstanding approval of the adoption of the REIT Amendment by the stockholders and without further action by the stockholders, at any time prior to the effectiveness of the filing of the REIT Amendment with the Virginia State Corporation Commission.

Certain Considerations regarding the REIT Amendment

As noted, the imposition of the proposed stock ownership limitations and transfer restrictions included as part of the REIT Amendment is being proposed for approval by the stockholders in connection with the Company’s election to be taxed as a REIT.

The Company plans to operate in a manner consistent with the REIT qualification rules. However, the Company cannot provide assurance that it will remain qualified for taxation as a REIT. Qualification for taxation as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code to the Company’s operations as well as various factual determinations concerning matters and circumstances not entirely within the Company’s control. There are limited judicial or administrative interpretations of applicable REIT provisions. Changes in legislation, federal tax rules and interpretations thereof could also prevent the Company from remaining qualified for taxation as a REIT or realizing the associated benefits for itself and its stockholders.

If the Company fails to qualify for taxation as a REIT in any taxable year after it converts to a REIT, and is not then entitled to relief under the Internal Revenue Code, it will be subject to U.S. federal and state income tax on its taxable income at regular corporate income tax rates with respect to each such taxable year for which the statute of limitations remains open. In addition, it could be subject to monetary penalties for the failure. Failing to qualify for taxation as a REIT in any year following a REIT conversion would significantly reduce the Company’s net earnings and cash flow because of its additional tax liability and the penalties for the years involved, which could significantly impact its financial condition.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE

“FOR” THE APPROVAL OF THE ARTICLES OF AMENDMENT.

INFORMATION ON OUR BOARD, ITS COMMITTEES AND
CORPORATE GOVERNANCE

The Board believes that its current composition and leadership structure offers the right balance of experience, qualifications and diversity of perspectives to provide expert and independent oversight of the Company’s business, strategy and management. The Board’s governance and leadership highlights include the following:

•	We do not have a classified or staggered Board.
•	Directors are elected by majority, not plurality, voting.
•	We have a resignation policy for directors who do not receive a majority vote.
•	We conduct a regular Board refreshment process.
•	The average tenure of our independent directors is 6.2 years.
•	Over 70% of our directors are independent.
•	Each of the Audit, Compensation and Nominating and Governance Committees is comprised entirely of independent directors.
•	All of our directors have investment management experience and six of our seven directors have real estate and specialty finance experience.
•	All of our directors are current or past chief executive officers or chief financial officers.
•	Our Executive Chairman, Mr. Billings, co-founded the Company and has been recognized as a leader and expert in the investment management and financial services industries for three decades.
•	Our independent directors have elected a non-management Lead Independent Director, Mr. Berce, empowered with robust duties and authority as described below.
•	The Board is committed to regular self-evaluation and refreshment practices.
•	We have rigorous stock ownership guidelines for our directors.
•	Each member of the Board has membership in the National Association of Corporate Directors, an independent authority on leading corporate boardroom and governance practices.
•	Our independent directors meet at least quarterly in executive session without management present.

Board Skills, Qualifications and Experience

Our Board members have significant ownership in the Company and they offer the right balance of skills, qualifications, experience, leadership and diversity of perspectives to provide expert and independent oversight over our business and strategy as demonstrated in the chart below:

(1)	As of 3/31/19.
(2)	Includes vested restricted stock units and restricted stock.

Board Leadership Structure

Mr. Billings has served as our Executive Chairman since June 2014, prior to which he served as our Chairman and Chief Executive Officer.  Mr. Tonkel has served as our Chief Executive Officer since June 2014.  In his capacity as Executive Chairman, Mr. Billings is the person best suited to set the agendas, priorities and procedures of the Board and to lead discussions of our short- and long-term strategy due to his in-depth knowledge of our business, operations and investment philosophy.  Together, Messrs. Billings and Tonkel oversee our investment committee process.

In accordance with our Corporate Governance Guidelines, the Board has a Lead Independent Director who is elected annually by the independent directors of the Board to act in a lead capacity to coordinate the actions of the other independent directors, as described below. Our Lead Independent Director for 2018 was Mr. Berce.  The Lead Independent Director coordinates and moderates executive sessions of the Board’s independent directors and acts as principal liaison between the independent directors and the Chief Executive Officer on (i) topics or issues as requested by the independent directors, any committee of the Board or the full Board or (ii) any topic selected by the Lead Independent Director. In addition to the duties of all Board members, the Lead Independent Director is responsible to ensure that the following functions are addressed as needed or as appropriate, as determined in the good faith discretion of the Lead Independent Director:

•	presiding over non-committee meetings of the non-management directors;
•	timing and agendas for Board and committee meetings;
•	nature, quantity, and timing of information provided to the independent directors by the management, including information specifically requested by the Lead Independent Director;
•	retention of counsel or consultants who report directly to the Board, or to the Lead Independent Director;
•	delivery of reports from the Nominating and Governance Committee regarding compliance with and implementation of our corporate governance policies;
•	delivery of reports from the Nominating and Governance Committee regarding recommended revisions to our corporate governance policies;
•

evaluation, along with the members of the Compensation Committee and the full Board, of the Chief Executive Officer’s performance and meeting with the Chief Executive Officer to discuss the Board’s evaluation; and

•	recommending members for various Board committees, as well as selection of the committee chairs.

Independence of our Board

The listing standards of the New York Stock Exchange (the “NYSE”) and our Corporate Governance Guidelines require that a majority of our directors must be independent directors. Our Corporate Governance Guidelines specify that an “independent” director is a director who meets the independence requirements of the NYSE, as then in effect, and of such additional guidelines as our Board may adopt. These categorical standards provide a baseline for determining the independence of members of the Board. The independence standards used by our Board are attached to our Corporate Governance Guidelines, which are available on our website at www.arlingtonasset.com.

In making affirmative independence determinations, the Board broadly considers all relevant facts and circumstances, including, among other factors, any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships to which a director is party. Using these criteria, the Board has affirmatively determined that the following directors have no material relationship with our Company and are independent under the listing standards of the NYSE and our Corporate Governance Guidelines: Daniel E. Berce, David W. Faeder, Melinda H. McClure, Ralph S. Michael, III and Anthony P. Nader, III.

Chief Executive Officer Succession Policy

In order to minimize the potential disruption to our Company upon the resignation, termination, death, disability or other form of absence of our Chief Executive Officer, our Board adopted a Chief Executive Officer Succession Plan Policy (the “CEO Succession Policy”). The CEO Succession Policy is general in nature and intended to provide the Board and Nominating and Governance Committee with contingency procedures upon such a succession of the Chief Executive Officer.

Board Refreshment

Board refreshment is important to our Company. The Nominating and Governance Committee of the Board rigorously evaluates all current directors and director candidates in accordance with the director qualifications described in our Corporate Governance Guidelines.  Consideration of diversity is one of many attributes relevant to any nomination to the Board and is implemented through our Nominating and Governance Committee’s evaluation process.  Director candidates are nominated based on a consideration of each individual’s business experience and skills, independence, diversity, judgment, integrity, and the ability to commit sufficient time and attention to the activities of the Board. Further, the Nominating and Governance Committee annually assesses the composition and needs of the Board as a whole, including with respect to diversity, and such matters are also the subject of full Board discussions.

We believe that diversity is a valuable component of an effective and dynamic board and we will continue to make diversity an integral part of our Board evaluation and nomination process.  As we think about Board development and succession planning over the coming years, we plan to maintain a balance of knowledge, experience and capability on our Board of directors that is in the best interest of our Company and stockholders.

On January 17, 2019, two of our longer-tenured Board members, Daniel J. Altobello and Peter A. Gallagher, retired from the Board.  The Nominating and Governance Committee successfully completed our most recent Board refreshment process with the appointment of Melinda H. McClure to serve as a new independent director of the Company.  Ms. McClure's term began on January 17, 2019 and she is standing for election at the Annual Meeting.  Ms. McClure is highly qualified and brings extensive experience in the financial services, real estate and capital markets sectors, including particular expertise in mortgage and property REITs, asset managers, specialty lenders and regulated financial institutions.

Board Meetings and Executive Sessions of our Non-Management Directors

The Board held a total of 10 meetings during 2018. Apart from Ms. McClure who joined the Board on January 17, 2019, each of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board and the Board committees on which they served in 2018. In accordance with our Corporate Governance Guidelines, our non-management directors are required to meet without the management directors being present at least quarterly.

Board Committees for 2018

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. From time to time the Board may establish other standing or special committees to discharge specific duties delegated to such committees by the Board. The committee membership for 2018 and the number of meetings of each committee during 2018 are described below. Ms. McClure was appointed to the Audit Committee and Nominating and Governance Committee on January 17, 2019.  Messrs. Billings and Tonkel do not serve on any of the Board’s standing committees.

Name	Audit	Compensation	Nominating and Governance
Daniel J. Altobello		√	√
Daniel E. Berce	√	√
David W. Faeder		√ (Chairman)	√
Peter A. Gallagher	√		√
Ralph S. Michael, III	√ (Chairman)	√
Anthony P. Nader, III	√		√ (Chairman)
Number of Meetings in 2018	5	7	5

Board Committees for 2019

As mentioned above, Board refreshment is important to the Company.  Board refreshment allows us the opportunity to refresh our leadership and the Board committee membership bringing new and diverse perspectives to the Board and its committees.  With the addition of Ms. McClure to our Board and the retirement of two of our longer-tenured Board members, the Board’s committee memberships were modified in January 2019.  The new committee memberships for 2019 are described below.

Name	Audit	Compensation	Nominating and Governance
Daniel E. Berce	√	√
David W. Faeder		√ (Chairman)	√
Melinda H. McClure	√		√
Ralph S. Michael, III	√ (Chairman)	√
Anthony P. Nader, III	√		√ (Chairman)

Audit Committee

The current members of the Audit Committee are Mr. Michael, who serves as Chairman, and Mr. Berce, Ms. McClure and Mr. Nader. Among other responsibilities, the Audit Committee assists the Board in monitoring our financial reporting process and is solely responsible for hiring and monitoring the independence and performance of our independent auditors. The Board has determined that each member of the Audit Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. In addition, each member of the Audit Committee meets the heightened independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each member of the Audit Committee is financially literate under the standards established by the NYSE. The Board has also determined that each of Messrs. Michael, Berce, Nader and Ms. McClure are qualified as an “audit committee financial expert” within the meaning of applicable SEC rules and possess related financial management expertise within the meaning of the listing standards of the NYSE. The Board has adopted a written charter for the Audit Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com. For additional information on our Audit Committee’s oversight of our financial reporting process, please refer to “Audit Committee Report” in this proxy statement. For additional information on the Audit Committee’s role in risk management see “— Risk Oversight” below.

Compensation Committee

The current members of the Compensation Committee are Mr. Faeder, who serves as Chairman, and Messrs. Berce and Michael. The Board has determined that each member of the Compensation Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. The Compensation Committee reviews our compensation plans and makes recommendations concerning those plans and concerning executive officer compensation. The Board has adopted a written charter for the Compensation Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com. For additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, please refer to “Compensation Discussion and Analysis” and “Compensation Committee Report” in this proxy statement.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Mr. Nader, who serves as Chairman, and Mr. Faeder and Ms. McClure. The Board has determined that each member of the Nominating and Governance Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, plays a leadership role in shaping the governance of our Company, engages in management succession planning and development and oversees the evaluation of the Board. The Board has adopted a written charter for the Nominating and Governance Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com.

Code of Ethics

We have not adopted a code of ethics that applies only to our principal executive officer, principal financial officer and principal accounting officer because the Board has adopted a Statement of Business Principles that is broadly written and covers these officers and their activities as well as all officers, directors and employees of the Company. Our Statement of Business Principles is available on our website at www.arlingtonasset.com.

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including our Bylaws, Corporate Governance Guidelines, Statement of Business Principles and the charters of each of the committees of our Board, on our website at www.arlingtonasset.com. Our corporate governance materials may be obtained free of charge by submitting a written request to the Corporate Secretary c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Director Nominations

Our Nominating and Governance Committee’s responsibilities, as noted above and as described in its charter, include seeking, screening and recommending director candidates for nomination to serve on the Board on behalf of the Board. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating director candidates. The Nominating and Governance Committee may identify potential Board candidates from a variety of sources, including recommendations of our shareholders.

Process for Identifying and Evaluating Director Candidates

The full Board reviews its composition on a regular basis in order to ensure that it is comprised of Board members that have the experience, qualifications and diversity of perspectives necessary to ensure expert and independent oversight of the Company’s strategy and management. The Board believes that the long-term interests of our shareholders are best served by a Board that strikes an optimal balance between continuity of institutional knowledge and fresh, diverse perspectives. To that end, the Board’s recruitment and selection process has resulted in the recent appointment of Ms. McClure whose broad and diverse background compliments the current strengths and experience of our other Board members.

The Nominating and Governance Committee rigorously evaluates all director candidates in accordance with the director qualifications described in our Corporate Governance Guidelines, a copy of which is available on our website at www.arlingtonasset.com, to ensure a continued match of their skill sets against the needs of the Company. The Nominating and Governance Committee evaluates properly submitted shareholder nominations no differently than other nominations. In accordance with our Corporate Governance Guidelines, the Nominating and Governance Committee considers, among other things, business experience and skills, independence, diversity, judgment, integrity, the ability to commit sufficient time and attention to the activities of the Board, the absence of any potential conflicts with our interests, and such other factors as it deems appropriate given the current needs of the Board and our Company to maintain a balance of knowledge, experience and capability. The Nominating and Governance Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity, as one of many attributes relevant to a nomination to the Board, is implemented through the Nominating and Governance Committee’s standard evaluation process. In particular, the Nominating and Governance Committee obtains and reviews questionnaires, interviews candidates as appropriate and engages in thorough discussions at Committee meetings in an effort to identify the best candidates and to populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the Nominating and Governance Committee’s annual assessment.

Although we do not have a formal policy regarding diversity on our Board of Directors, as we continue to refresh our Board over time, the Board and Nominating and Governance Committee considers diversity of race, ethnicity, gender, age, experience and background important factors in relation to its evaluation of director candidates and potential nominees.

Communications with the Board and Lead Independent Director

Shareholders wishing to communicate with the Board or our Lead Independent Director should send any communication in writing to our Corporate Secretary c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.  Any such communication must state the number of shares of common stock beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board, a committee of the Board, the Lead Independent Director or to any other individual director or directors, as appropriate. If a communication is unduly hostile, threatening, illegal or otherwise inappropriate, the Corporate Secretary is authorized by the Board to discard the communication or take appropriate legal action regarding the communication.

Shareholder Engagement

We believe that regular, transparent communication with our shareholders is essential, and the input of our shareholders helps us better evaluate our business, corporate governance and our executive compensation practices. Through these engagements, we seek to ensure that corporate governance practices accommodate the priorities of our shareholders.  Based on the engagement of our shareholders, the Board approved a series of matters in 2016 designed to enhance the Company’s overall corporate governance practices.  We engage an investor relations advisory firm to better enhance our shareholder outreach program.  Through our outreach program, members of our management team meet regularly with a significant number of our shareholders to discuss our investment portfolio strategy, financial and operating performance, capital allocation, corporate governance and executive compensation practices and to solicit feedback on these and a variety of other topics.

Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the Board. The Audit Committee receives reports from management and its internal auditor, at least quarterly, regarding the Company’s performance, market conditions and assessments of risks that may impact the Company, as well as reports regarding the strategies used to hedge the exposure to market risk, including interest rate, prepayment, extension, spread, credit, liquidity and regulatory risk.  The Audit Committee also receives and discusses regular and required communications from the Company’s independent registered public accounting firm regarding, among other things, the Company’s internal controls. In addition to discussion of these reports, the Audit Committee holds separate quarterly executive sessions with one or more of the chief financial officer, the chief accounting officer, the Company’s internal auditor, and representatives of the Company’s independent public accounting firm to discuss any matters that the Audit Committee or these persons believe should be discussed in the absence of other members of management.  While the Board (through the Audit Committee) oversees our operational policies and risk management, our management team is responsible for the day-to-day risk management processes and provides periodic reviews to the Board.  We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company.

The Board also evaluates the threat of cybersecurity to the Company’s operations and information technology systems.  In light of the increasing cyber threats to all companies, the Company periodically engages a third-party cybersecurity consultant to test and evaluate the security posture of the Company’s information technology and physical security systems.  The Company conducts this analysis to provide the Board with a full review of potential threat detection and remediation recommendations to enhance the Company’s systems.

Director Attendance at the Annual Meeting

In accordance with our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting of shareholders, unless excused by the Lead Independent Director with good cause.  All of the members serving on our Board during the year ended December 31, 2018 attended the 2018 annual meeting of shareholders in person.

Contributions to Charitable Entities

During the past three fiscal years, we have not made any charitable contributions to any charitable organization for which any of our directors served as an executive officer.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of the following non-employee directors, all of whom are independent according to the standards set forth in the NYSE listing standards and our Corporate Governance Guidelines: Messrs. Faeder (Chairman), Berce and Michael. None of the current members of the Compensation Committee has ever served as an officer or employee of our Company or had any relationship with our Company requiring disclosure as a related party transaction under the applicable SEC rules. During fiscal year 2018, none of our executive officers served on the compensation committee or board of directors of another entity, one of whose executive officers served on our Compensation Committee and none of our executive officers served on the compensation committee of another entity, one of whose executive officers served on our Board.

Director Stock Ownership Guidelines

Under our ownership guidelines, each member of the Board who is not also an executive officer is required to retain 100% of any equity awards made to such director from and after February 9, 2011 until the date on which the director is no longer a director of our Company.

Director Compensation

Compensation for our non-employee directors is established by our Compensation Committee to provide an appropriate level of compensation relative to the work required for service on our Board, as well as to director compensation practices in the competitive market. Our Compensation Committee periodically, but at least annually, reviews non-employee director compensation to assure that individual cash components and equity awards are appropriately positioned.  Below are certain highlights of the Company’s non-employee compensation program, which are consistent with recognized best practice:

•	No separate meeting fees are paid to our directors, as attending meetings is an expected part of board service;
•

Approximately half of total director compensation is in restricted stock units (“RSUs”) that are fully-vested at grant, to avoid entrenchment, but are required to be held for the duration of board service, for alignment of interests with shareholders;

•

Additional annual cash retainers are provided for special roles such as Lead Independent Director and committee chairs to recognize their incremental time and effort (the additional annual retainer for the Lead Independent Director was reduced from $80,000 to $25,000 effective January 1, 2018); and

•	No benefits or perquisites are provided to non-employee directors.

Our non-employee director compensation for 2018 included:

Element	Amount
Annual Cash Retainer	$80,000
Annual RSU Grant	$80,000
Lead Independent Director Retainer	$25,000
Audit Committee Chair Premium	$20,000
Nominating and Governance Committee Chair Premium	$10,000
Compensation Committee Chair Premium	$10,000

We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board and its committees and corporate events that directors may be asked to attend.

Director Compensation for 2018

The following table contains compensation information for each of our non-employee directors who served on the Board during the year ended December 31, 2018.  Ms. McClure received no compensation in 2018.  Neither J. Rock Tonkel, Jr., our President and Chief Executive Officer, nor Eric F. Billings, our Executive Chairman, received compensation for their services as members of the Board in 2018.

Name	Fees Earned or Paid in Cash(1)	Grant Date Fair Value of RSUs Awarded(2)	Total Compensation
Daniel J. Altobello	$80,000	$80,000	$160,000
Daniel E. Berce	$105,000	$80,000	$185,000
David W. Faeder	$90,000	$80,000	$170,000
Peter A. Gallagher	$80,000	$80,000	$160,000
Ralph S. Michael, III	$100,000	$80,000	$180,000
Anthony P. Nader, III	$90,000	$80,000	$170,000

(1)

As stated above, includes an annual cash retainer paid to each of our non-employee directors.  Additionally, includes Lead Independent Director retainer for Mr. Berce and retainers for Audit, Nominating and Governance, and Compensation Committee Chair positions for Messrs. Michael, Nader and Faeder, respectively, all of whom held such positions during 2018.

(2)

In fiscal year 2018, each non-employee director received an award of RSUs with the number of awards calculated to target the grant date values listed in this column, with each RSU valued at $11.32, the closing price of our common stock on the NYSE on the grant date. The amounts in this column reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 for awards granted to non-employee directors during the fiscal year ended December 31, 2018; however, the amounts do not reflect any cash dividend equivalent payments made to each non-employee director related to their outstanding RSUs. The RSUs vest immediately on the award grant date.  For more information regarding the valuation of RSU awards granted by us to our non-employee directors, please refer to Note 12 in the notes to our consolidated financial statements included in our Annual Report.

Annual Grant of RSUs to Non-Employee Directors

On June 14, 2018, the date of our 2018 annual meeting of shareholders, each of our then non-employee directors received an annual grant of 7,067 RSUs having an aggregate grant date fair value of $80,000, based on the closing sale price of our common stock on the NYSE on June 14, 2018.  The RSUs were granted pursuant to our 2014 Long-Term Incentive Plan.

A non-employee director’s interest in RSUs awarded pursuant to our 2014 Long-Term Incentive Plan vests immediately on the award grant date. These vested RSUs are converted into shares of our common stock on a one-for-one basis, with any fractional shares being settled in cash, upon the later of the date the director separates from our service or the first anniversary of the grant date (the “Settlement Date”). If a change in control occurs before the Settlement Date, the settlement will occur on the control change date.

Prior to the effectiveness of the 2014 Long-Term Incentive Plan on July 15, 2014, we awarded RSUs to our non-employee directors pursuant to the Company’s 2011 Long-Term Incentive Plan, the Company’s 2004 Long-Term Incentive Plan, the FBR Stock and Annual Incentive Plan or the Company’s Non-Employee Director Stock Compensation Plan (the “Prior Plans”). A non-employee director’s interest in RSUs awarded pursuant to one of the Prior Plans vested if he served on our Board from the date of grant until the first anniversary of the award. Vested RSUs awarded under the Prior Plans ordinarily are converted to shares of common stock on a one-for-one basis, with any fractional share being settled in cash, one year after the participant ceases to be a member of our Board.

RSUs do not have any voting rights but are entitled to cash dividend equivalent payments.

The following table sets forth certain information regarding RSUs granted in 2018 to our non-employee directors as discussed above:

Name	Aggregate Number of RSUs Awarded	Grant Date Fair Value of RSUs Awarded(1)	Aggregate Number of RSUs Outstanding at Fiscal Year End
Daniel J. Altobello	7,067	$80,000	60,284
Daniel E. Berce	7,067	$80,000	37,626
David W. Faeder	7,067	$80,000	28,130
Peter A. Gallagher	7,067	$80,000	55,774
Ralph S. Michael, III	7,067	$80,000	56,415
Anthony P. Nader, III	7,067	$80,000	23,137

(1)	The grant date fair value is calculated in accordance with FASB ASC Topic 718 and is based on the last sale price of our common stock on the NYSE on June 14, 2018, which was $11.32.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers for the year ended December 31, 2018 were Eric F. Billings, Executive Chairman of the Board, J. Rock Tonkel, Jr., President and Chief Executive Officer, and Richard E. Konzmann, Executive Vice President, Chief Financial Officer and Treasurer, and have also been appointed by our Board to serve as our executive officers for the fiscal year ending December 31, 2019.

ERIC F. BILLINGS, age 66, is our Executive Chairman, a position he has held since June 2014. Since co-founding the predecessor to the Company in 1989, he has continuously served as a director. He was appointed Chairman and Chief Executive Officer in April 2005 and served as Chief Executive Officer until June 2014. He served as Co-Chairman and Co-Chief Executive Officer from April 2003 to April 2005, Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003, and Vice Chairman and Chief Operating Officer from 1989 to 1999.  Mr. Billings concurrently holds the position of Managing Partner and Co-Portfolio Manager of Billings Capital Management, LLC, an investment management company.  In addition, Mr. Billings served as Chairman of FBR, a publicly-traded investment banking, institutional brokerage and asset management firm from 2006 until 2012. From 2006 to 2008, Mr. Billings also served as the Chief Executive Officer of FBR.

J. ROCK TONKEL, JR., age 56, is our President and Chief Executive Officer, a position he has held since June 2014. He also has served as a director of the Company since March 2007. From February 2007 until June 2014, he served as our President and Chief Operating Officer. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking at FBR.  Prior to this service, Mr. Tonkel served as Executive Vice President and Head of Investment Banking at FBR, a position he assumed in February 2002.  Mr. Tonkel joined FBR in 1994 as a Managing Director and Head of Investment Banking’s financial institutions group.  Prior to joining FBR, Mr. Tonkel served as Special Assistant to the Director of the Office of Thrift Supervision, the regulatory agency for the savings and loan industry under the U.S. Department of Treasury.

RICHARD E. KONZMANN, age 50, is our Executive Vice President, Chief Financial Officer and Treasurer, a position he has held since March 2015. Prior to joining the Company, Mr. Konzmann was employed by American Capital, Ltd. (NASDAQ: ACAS), a publicly traded private equity firm and global asset manager of publicly traded mortgage real estate investment trusts, business development companies and private equity funds. While at American Capital, Ltd., Mr. Konzmann served as Senior Vice President, Accounting from 2006 to March 2015, Vice President, Accounting from 2003 to 2005 and Corporate Controller from 2002 to 2003. From 1993 to 2002, Mr. Konzmann served in various controllership, finance and asset management roles with Crestline Capital Corporation (NYSE: CLJ) and Host Marriott Corporation (NYSE: HMT). From 1990 to 1993, Mr. Konzmann was employed with the public accounting firm Deloitte and Touche LLP. Mr. Konzmann is a Certified Public Accountant.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 31, 2019, certain information concerning the beneficial ownership of our common stock by (i) each of our directors and director nominees, (ii) each of our executive officers, (iii) all of our executive officers and directors as a group and (iv) each person known to us to be the owner of more than 5% of our common stock.

For purposes of the table below, beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless indicated otherwise in the footnotes to the table below, each individual has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person. The address of each individual listed in the table is c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Name of Beneficial Owners	Number of Shares of Common Stock		Percent of Class(1)
Eric F. Billings	242,759	(2)		*
J. Rock Tonkel, Jr.	359,115	(3)	1.0%
Daniel E. Berce	52,626	(4)		*
David W. Faeder	28,130	(4)		*
Richard E. Konzmann	25,630	(5)		*
Melinda H. McClure	4,014	(4)		*
Ralph S. Michael, III	63,740	(4)		*
Anthony P. Nader, III	23,137	(4)		*
All executive officers and directors (8 persons)	799,151		2.2%
5% Holders:
BlackRock, Inc.	2,415,985	(6)	6.6%

*	Less than one percent.
(1)

Based on 36,572,617 shares of common stock outstanding as of March 31, 2019. Shares of common stock subject to options or other awards currently exercisable, or exercisable within 60 days of March 31, 2019, are deemed outstanding for computing the percentage of the class owned by the person holding such options, but are not deemed outstanding for computing the percentage of the class owned by any other person.

(2)

The number of shares of common stock shown as beneficially owned by Mr. Billings in the table above includes 27,994 restricted shares of common stock (“Restricted Stock”) granted on July 24, 2018, upon earning a portion of PSUs awarded on July 24, 2017 pursuant to the Company’s 2014 Long-Term Incentive Plan.  The vesting schedule provides that these shares of Restricted Stock will vest and become nonforfeitable on July 24, 2020.  The number of shares of common stock shown as beneficially owned by Mr. Billings in the table above also includes 125,401 shares held by Mr. Billings, over which Mr. Billings exercises sole voting and investment power, that have been pledged by Mr. Billings as collateral for a line of credit with Wells Fargo & Company.

(3)

The number of shares of common stock shown as beneficially owned by Mr. Tonkel in the table above includes 27,994 shares of Restricted Stock granted on July 24, 2018, upon earning a portion of PSUs awarded on July 24, 2017 pursuant to the Company’s 2014 Long-Term Incentive Plan.  The vesting schedule provides that these shares of Restricted Stock will vest and become nonforfeitable on July 24, 2020.  The number of shares of common stock shown above excludes 2,500 shares held in an irrevocable family trust.  Mr. Tonkel does not exercise voting or investment power over these 2,500 shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the family trust.

(4)

The number of shares of common stock shown as beneficially owned by each of our directors and director nominees in the table above includes vested RSUs that we have awarded to our directors pursuant to the Company’s 2014 Long-Term Incentive Plan and the Prior Plans, in the following amounts: Mr. Berce — 37,626 RSUs; Mr. Faeder — 28,130 RSUs; Ms. McClure — 4,014 RSUs; Mr. Michael — 56,415 RSUs and Mr. Nader — 23,137 RSUs. Vested RSUs are converted to shares of common stock upon the director ceasing to be a member of our Board. See “Information on our Board, its Committees and Corporate Governance —

Director Compensation for 2018 — Annual Grant of RSUs to Non-Employee Directors.” RSUs do not have any voting rights but are entitled to cash dividend equivalent payments.
(5)

The number of shares of common stock shown as beneficially owned by Mr. Konzmann in the table above includes 7,457 shares of Restricted Stock granted on July 25, 2016 pursuant to the Company’s 2014 Long-Term Incentive Plan.  The vesting schedule provides that these shares of Restricted Stock will vest and become nonforfeitable on July 25, 2019.  The number of shares of common stock shown above also includes 12,597 shares of Restricted Stock granted on July 24, 2018, upon earning a portion of PSUs awarded on July 24, 2017 pursuant to the Company’s 2014 Long-Term Incentive Plan.  The vesting schedule provides that these shares of Restricted Stock will vest and become nonforfeitable on July 24, 2020.

(6)

Based solely on information contained in a Schedule 13G filed by BlackRock, Inc. on behalf of itself and certain of its affiliates, with the SEC on February 8, 2019.  The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2018, information with respect to compensation plans under which equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	1,191,694	(1)	$—	1,614,050	(2)
Equity Compensation Plans Not Approved by Shareholders	—		—	—
Total	1,191,694		$—	1,614,050

(1)

Consists of awards granted under the 2014 Long-Term Incentive Plan and the Prior Plans. This amount includes 261,366 RSUs and 930,328 PSUs, which represent the maximum number of PSUs, excluding dividend reinvestments, that are potentially issuable. There is not a weighted-average exercise price for these RSUs and PSUs. The Prior Plans have been replaced by the 2014 Long-Term Incentive Plan, but the terms of awards previously granted pursuant to the Prior Plans remain the same.

(2)

Consists of shares of common stock available for issuance under the 2014 Long-Term Incentive Plan, which may be subject to awards of stock options, stock appreciation rights, shares of restricted stock, RSUs and performance-based awards. Shares covered by outstanding awards granted pursuant to the 2014 Long-Term Incentive Plan or any Prior Plan become available for future grants under the 2014 Long-Term Incentive Plan if the award is canceled, terminated, forfeited or otherwise settled without the issuance of shares subject to such award. As of December 31, 2018, a maximum of 930,328 shares of common stock, excluding dividend reinvestments, may be issuable under certain circumstances upon vesting of outstanding PSUs.  If the maximum awards are earned the under PSUs awarded, excluding dividend reinvestments, the Company would have 683,722 shares remaining available to grant under the 2014 Long-Term Incentive Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers and greater-than-10% beneficial owners to file reports of ownership and changes in ownership of our securities with the SEC. Based solely upon our review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period from January 1, 2018 through December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% beneficial owners were complied with on a timely basis.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Review, Approval or Ratification of Transactions With Related Persons

Our policy and practice is not to enter into any related party transaction with any of our executive officers or directors (or transactions not in the ordinary course of business or not performed on standard market terms with shareholders known to beneficially own over 5% of a class of our voting securities or their related persons), unless the transaction is approved by a majority of our disinterested directors. Pursuant to its charter, the Audit Committee is responsible for reviewing and approving all transactions between our Company and any related person that are required to be disclosed pursuant to Item 404 of SEC Regulation S-K. In addition, pursuant to its charter, the Nominating and Governance Committee periodically reviews our conflict of interest policies as set forth in our Statement of Business Principles concerning directors and executive officers, and reviews with management our procedures for implementing and monitoring compliance with the conflict of interest policies.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for 2018 for our executive officers that served during the year ended December 31, 2018.  Our executive officers for the year ended December 31, 2018 were Eric F. Billings, Executive Chairman of the Board, J. Rock Tonkel, Jr., President and Chief Executive Officer, and Richard E. Konzmann, Executive Vice President, Chief Financial Officer and Treasurer.

The primary purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to compensation of the Company’s directors and officers. In furtherance of this role, the Compensation Committee seeks to attract and retain high-quality leadership and ensure that the Company’s executive compensation strategy supports the Company’s objectives and shareholder interests. In this Compensation Discussion and Analysis, we sometimes refer to the Compensation Committee as the “Committee.”

Executive Summary

Our Business

We are an investment firm that focuses on acquiring and holding a levered portfolio of residential mortgage-backed securities (“MBS”), consisting of agency MBS and private-label MBS. Agency MBS include residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by either a U.S. government agency or government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, or by a U.S. government agency, such as the Government National Mortgage Association.  Private-label MBS, or non-agency MBS, include residential MBS that are not guaranteed by a GSE or the U.S. government. As of December 31, 2018, nearly all of our investment capital was allocated to agency MBS.

We leverage prudently our investment portfolio so as to increase potential returns to our shareholders. We fund our investments primarily through short-term financing arrangements, principally though repurchase agreements. We enter into various hedging transactions to mitigate the interest rate sensitivity of our cost of borrowing and the value of our MBS portfolio.

We are a Virginia corporation that is internally managed and do not have an external investment advisor.

Investment Portfolio Structure

We manage our investment portfolio with the goal of obtaining a high risk-adjusted return on capital. We evaluate the rates of return that can be achieved in each asset class and for each individual security within an asset class in which we invest. We then evaluate opportunities against the returns available in each of our investment alternatives and attempt to allocate our assets and capital with an emphasis toward what we believe to be the highest risk adjusted return available. We expect this strategy will cause us to have different allocations of capital and leverage in different market environments.

Based on the current market environment, we believe investment opportunities in agency MBS provide us with higher relative risk-adjusted rates of return than most other investment opportunities we have evaluated. Consequently, we have allocated nearly all of our investment capital in agency MBS as of December 31, 2018. We continue to analyze other investment opportunities relative to risk-adjusted returns available on agency MBS investments.

The focus of our agency MBS investment strategy is to maintain the stability, approximate scale and attractive return characteristics of our portfolio in order to generate a consistent and resilient spread income stream to support attractive dividends over time and deliver the highest present value opportunity for shareholders.  In general, the Company earns spread income equal to the difference between interest income earned on its agency MBS portfolio less the economic cost of funding.

Since the Company invests in long-term fixed-rate agency MBS financed with short-term variable rate financing, the Company’s spread income is impacted by the shape of the interest rate yield curve with a steeper curve resulting in a higher spread income.  In order to mitigate the impact of rising interest rates on its short-term variable rate cost of funding, the Company enters into interest rate hedges to protect a portion of its spread income.  In addition, our interest rate hedges help protect the value of our fixed-rate agency MBS and book value from a rise in interest rates.  While our interest rate hedges attempt to mitigate the sensitivity of our book value from changes in benchmark interest rates, such instruments are not designed to mitigate spread or basis risk inherent in agency MBS, which is the risk of an increase in the spread between market participant’s required return on agency MBS and prevailing benchmark interest rates.

Market conditions during 2018 were challenging, particularly late in the fourth quarter of 2018, characterized by a strong risk-off sentiment, heightened volatility, a nearly forty basis point rally in the 10-year U.S. Treasury rate, and significant widening of spreads across fixed income products, including agency MBS, which reduced book values appreciably for companies like Arlington.

Our Performance Highlights

The following are some key financial highlights for the year ended December 31, 2018:

•	We paid an annual dividend of $1.675 per common share.
•

We generated $2.06 per diluted common share of non-GAAP core operating income (as defined in our Annual Report).  For a reconciliation of non-GAAP core operating income to GAAP pre-tax income or loss, see “—Reconciliation of Non-GAAP Measures” below.

•	We efficiently managed our expenses and reduced our general and administrative expenses by 28% to $13.4 million from $18.6 million.
•

We completed a successful Board refreshment process with the appointment of Ms. McClure as a new independent director adding significant experience in the financial services, real estate and capital markets sectors, including particular expertise in mortgage and property REITs, asset managers, specialty lenders and regulated financial institutions.

•

As of December 31, 2018, we lowered the Company’s total recourse leverage, measured as the Company’s repurchase agreement (“repo”) financing and To Be Announced (“TBA”) commitments less cash to total investable capital, which provides for reduced book value volatility and enhanced portfolio resiliency going forward.

•	We maintained key repo financing relationships and increased funding capacity.
•	We continued to enhance our hedging capabilities, as part of our risk management.
•	We successfully registered 12.6 million shares in a new common stock “at-the-market” (“ATM”) program.
•	We accessed the capital markets through the utilization of our two ATM offering programs, raising combined net proceeds of $23.5 million in 2018.
•

We continued to efficiently maximize the Company’s tax efficiency by utilizing our tax benefits to allow the Company to shield all of its income from corporate-level taxes during 2018, and successfully prepared the Company to elect REIT status effective January 1, 2019.

•

We increased focus on our investor outreach program to our shareholders through the engagement of an investor relations advisory firm that allowed us to increase the number of one-on-one meetings with current and prospective shareholders.

The Compensation Committee determined that Messrs. Billings, Tonkel and Konzmann were instrumental in leading the Company through the challenging market environment in 2018, while continuing to enhance the success of the Company by achieving the various accomplishments listed above.  These achievements were in addition to the regular business operations, employee retention, risk management, and timely and accurate financial reporting.

Summary of Total Direct Compensation Program Elements

In 2018, the Compensation Committee continued its approach to executive compensation with the overarching goals of linking pay-for-performance, aligning the interests of management with those of shareholders and retaining and recruiting top management talent. Our executive compensation program includes many performance-based features to provide incentives for our executive officers to achieve both short- and long-term business objectives and was designed to include three direct compensation components: base salary, annual cash incentive and long-term equity incentive compensation opportunities for each executive.  In this regard, the following chart illustrates the performance-based structure of the total target compensation for each of our executive officers in 2018:

Summarized below is a description of the three components and their principal contribution to our compensation objectives, as well as highlights of the key actions and decisions made with respect to each component for 2018.

Compensation Type	Pay Element	Compensation Objectives and Key Highlights
Base Salary

Objectives and Principal Contributions of Compensation Component

•  Base salaries provide a minimum level of fixed cash compensation.  The Compensation Committee annually analyzes and sets base salaries using a variety of factors, including competitive market data, scope of the individual’s role in the organization, the individual’s level of experience and individual performance and potential.

2018 Key Highlights

•  Base salaries for Messrs. Billings, Tonkel and Konzmann were unchanged in 2018 as compared to 2017.

Annual Cash Incentive

Objectives and Principal Contributions of Compensation Component

•  Performance-based cash incentives that reward achievement of annual performance metrics and goals.

•  Each executive was eligible to earn between 0% and 200% of his target bonus opportunity, based on performance achievements relative to the specific metrics and goals discussed below.  Target bonus opportunities were 100% of base salary for Messrs. Billings and Tonkel and 80% of base salary for Mr. Konzmann.

•  50% of the target bonus opportunity was based on the achievement of specific annual return on equity (“ROE”) goals (see definition of ROE under “2018 Annual Performance-Based Cash Bonus Opportunities”).

➢ROE measures both our profitability and our efficient use of equity capital and is an important element in the Board’s determination of our common stock dividend.

•  50% of the target bonus opportunity was based on a subjective assessment of the executives’ performance of a predetermined set of qualitative measurement criteria.

➢The Compensation Committee believes that these qualitative criteria are key to aligning our executive officers’ interests with our shareholders, because such goals incentivize our officers to focus not only on financial results, efficiency and stability, but also other areas of acute interest to our shareholders, such as corporate governance and the delivery of sustainable, long-term value.

•  The Compensation Committee retains full negative discretion to reduce (but not increase) the annual performance-based incentive compensation otherwise earned by achieving the ROE goals.

2018 Key Highlights

•  For the ROE component portion of the bonus, which represents 50% of the total annual cash bonus opportunity, actual ROE in 2018 was 16.14% versus ROE goals of 11%, 14% and 17% at threshold, target and maximum, respectively.  This achievement resulted in an earned bonus of 171% of target for Messrs. Billings and Tonkel and 137% of target for Mr. Konzmann (representing the remaining 50% of the total annual cash bonus opportunity).

•  The Compensation Committee determined that, based on its subjective assessment and evaluation of the achievement of the predetermined measurement criteria, including a review of a self-assessment provided by the Company’s executives, Messrs. Billings, Tonkel and Konzmann merited a significant payout of the qualitative portion of the annual bonus due to the accomplishment of nearly all of the predetermined measurement criteria during 2018 (in particular, the key accomplishments discussed below under “2018 Annual Performance-Based Cash Bonus Opportunities”).  However, considering the market conditions that impacted the Company’s common stock price during the year, the Committee determined it was appropriate to reduce the payout for the qualitative portion of the bonus.  Given the market factors mentioned above, the Committee applied its negative discretion to reduce the earned bonus to 29% of target for Messrs. Billings and Tonkel for the qualitative portion of the bonus.  The Committee determined that Mr. Konzmann warranted a 163% of target bonus for the qualitative portion of the bonus (representing the remaining 50% of the total annual cash bonus opportunity).

• Overall, the achievement of the quantitative and qualitative bonus components, when combined, equaled earned bonuses of 100% of target for Messrs. Billings and Tonkel and 150% of target for Mr. Konzmann.

Long-Term Equity Incentive

Objectives and Principal Contributions of Compensation Component

•  Our performance-based long-term equity incentive program (the “PSU Program”) for 2018 consists of grants of three types of PSUs designed to provide an incentive compensation opportunity that balances the Company’s internal financial objectives and external market performance.

•  “Book Value PSUs,” are eligible to vest between 0% and 250% of the target number of PSUs, based on the compound annualized growth in the Company’s tangible book value per common share, plus dividends on a reinvested basis over a three-year performance period.

•  “Relative TSR PSUs,” are eligible to vest between 0% and 250% of the target number of PSUs, based on the Company’s compound annualized total shareholder return (“TSR”), which includes share price changes plus dividends on a compound, reinvested basis, over a three-year performance period as measured relative to a competitive peer group, consisting of the companies listed in the FTSE NAREIT Mortgage Home Financing Index.  If TSR during the measurement period is negative, the percentage of the Relative TSR PSUs earned are capped at a maximum of 100% of target.

•  “ROE PSUs,” are eligible to vest “all or nothing” on the third anniversary of the grant date, only if the Company’s one-year ROE exceeds a threshold (see definition of ROE under “2018 Annual Performance-Based Cash Bonus Opportunities”).

•  The performance measures of compound annualized growth in the Company’s tangible book value per common share, annualized total shareholder return as compared to the competitive peer group and ROE were selected because the Company believes it would most effectively align management’s compensation with our shareholders’ returns over an appropriate investment period on an absolute and relative performance basis.

2018 Key Highlights

•  On July 1, 2018, the Compensation Committee awarded a target number of PSUs, with an aggregate grant date fair value equal to 100% of base salary for Messrs. Billings and Tonkel and 80% of base salary for Mr. Konzmann, with 40% of the grant value in Book Value PSUs, 20% in Relative TSR PSUs and 40% in ROE PSUs.

•  Each grant of Book Value PSUs and Relative TSR PSUs awarded in 2018 have a three-year performance period from July 1, 2018 through June 30, 2021, while the ROE PSUs have a one-year performance period from July 1, 2018 through June 30, 2019, plus a two-year subsequent service-vesting period through July 1, 2021.

•  The ROE PSUs granted in 2017 were earned at 100% of target, based on our REO of 18% for the one-year performance period from July 1, 2017 through June 30, 2018.  These PSUs were converted to Restricted Stock at the end of the performance period that will vest subject to the executive’s continued employment through July 24, 2020.

•  The Compensation Committee previously awarded PSUs to the executives in 2015 that had a three-year performance period that ended in June 2018.  None of these PSUs met their rigorous performance thresholds, and therefore no PSUs were earned or vested in 2018.

Compensation Policies

We believe our executive compensation programs and policies reflect a number of governance best practices, including the following:

•

Management regularly, and at least annually, conducts a risk assessment of our compensation policies and practices and reports the results to the Compensation Committee. Based on the most recent analysis, the Compensation Committee, with the support of its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), concluded that our compensation policies and practices for fiscal 2018 did not create risks that are reasonably likely to have a material adverse effect on the Company. See “Compensation Risk Analysis” on page 49.

•

We do not have employment agreements with any of our executive officers that provide a specific term of employment. Accordingly, the employment of each executive officer may be terminated at any time at the discretion of our Board.

•

The Board has adopted stock ownership guidelines for executive officers that seek to ensure each executive officer has a meaningful ownership interest in the Company. See “Stock Ownership Guidelines” on page 48.

•

The Board has adopted a “clawback” policy under which we can recover any cash bonus paid during the prior fiscal year to an executive officer whose intentional misconduct causes us to restate our financial statements. See “Compensation Clawback Policy” on page 48.

•	The Board has adopted a policy prohibiting hedging in the Company’s equity securities and limiting the ability to pledge such securities.
•	We do not provide unique perquisites or any special benefits to our executive officers. Our executive officers are eligible to participate in the same benefits programs as all other employees.
•

As part of our policy of maintaining performance-based compensation plans, we do not provide defined benefit plans or other retirement benefits to our executive officers, other than a tax-qualified defined contribution savings plan available to all of our employees pursuant to Section 401(k) of the Internal Revenue Code.

•	We have a policy that does not allow the revision of any bonus formula for a given fiscal year once it has been established for that year.
•	We do not provide tax “gross up” payments or other tax reimbursement payments to our executive officers.
•	We hold a shareholder advisory vote on our executive compensation annually as opposed to every two or three years.

Consideration of Shareholder Advisory Vote on Executive Compensation

At our 2018 annual meeting of shareholders, we asked our shareholders to vote, on an advisory basis, on the compensation of our executive officers as disclosed in our 2018 proxy statement, commonly referred to as a “say-on-pay” advisory vote. In 2018, our shareholders approved the compensation of our executive officers with approximately 77.2% of the votes cast voting in favor of our executive compensation program.  While support for our executive compensation program was high, we intend to improve on this support by continuing our shareholder outreach program, as discussed earlier, to obtain feedback and address any questions on our executive compensation program.  The Compensation Committee took into consideration the results of the say-on-pay advisory vote in its review of our compensation program and determined to continue our significant pay-for-performance approach to executive compensation for 2018. We continue to believe our programs are effectively designed and working well, in alignment with the interests of our shareholders and instrumental in achieving our business strategy.  However, through our ongoing engagement with shareholders, the Compensation Committee will continue to consider shareholder concerns and feedback in the future.

Consideration of Shareholder Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

At our 2017 annual meeting of shareholders, we asked our shareholders to vote, on an advisory basis, on the frequency of future advisory votes on executive compensation, as disclosed in our 2017 proxy statement, commonly referred to as a “say-when-on-pay” advisory vote. Our shareholders overwhelmingly approved holding an advisory vote on executive compensation annually, with approximately 89% of the votes cast voting in favor an annual advisory vote on executive compensation. The Board took into consideration the results of the say-when-on-pay advisory vote and determined that advisory votes on executive compensation will be submitted to stockholders every year until the next required advisory vote on the frequency of shareholder votes on executive compensation.  However, through our ongoing engagement with shareholders, the Board will continue to consider any shareholder concerns and feedback in the future.

Compensation Philosophy and Objectives

Our overall compensation program seeks to align executive compensation with the achievement of the Company’s business, strategic, operational, governance and risk management objectives and with individual performance towards these objectives. It also seeks to enable the Company to attract, retain and reward executive officers and other key employees who contribute to our success and to incentivize them to enhance long-term shareholder value. In reviewing the components of compensation for each executive officer, the Compensation Committee considers pay-for-performance on both an annual and long-term basis. To implement this philosophy, the total compensation program is designed to be competitive with the programs of other companies with which the Company competes for executives, and provide incentives to our executive officers to act in the best interest of our Company. Consideration is given to each executive’s overall responsibilities, professional qualifications, length of service, business experience, historical job performance and competitive employment opportunities.

Our compensation program for the executive officers for 2018 was designed to meet the following objectives:

•

Attract and Retain Talented Executives.  Given the highly competitive nature of our business, the mobility of skilled and experienced executives and the competitive importance of compensation in our industry, our 2018 executive compensation program was designed to motivate, reward and retain highly-qualified individuals. Our executive compensation program was also designed to provide compensation that is competitive with compensation provided by other companies to executive officers who provide comparable services, taking into account the size and characteristics of our Company, as well as other factors, including business experience, past contributions, overall responsibilities and individual performance. In particular, given the relatively small number of employees for a company of our size, the Compensation Committee believes that retention of our employees is a key consideration when setting compensation, as a sudden loss of our employees could adversely impact our Company.

•

Pay-for-Performance.  Our executive compensation program was designed to create a compensation structure under which a meaningful portion of the total compensation paid or awarded is based on corporate performance as measured by the Compensation Committee. As discussed further below, the 2018 annual cash bonus program provided each executive the opportunity to earn a cash bonus dependent on the Company’s annual ROE performance as well as the individual performance of each executive officer. The Company’s long-term equity incentive plan is designed to provide additional incentives to both preserve the Company’s book value and provide an attractive relative total shareholder return over a multi-year period, as well as additional focus on the Company’s annual ROE performance.

•

Alignment of Interests with Shareholders.  Our executive compensation program and related policies are designed to encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and shareholder interests. This consideration is illustrated by the fact that we have strong stock ownership guidelines and that a large portion of potential compensation payable to our executive officers is in the form of equity of the Company.

Compensation Committee Responsibilities and Authority

Our Compensation Committee reviews our executive compensation and makes recommendations to our Board with respect to our compensation structure and policies. Generally, the Compensation Committee is responsible for reviewing existing compensation and benefits policies, including reviewing and approving incentive program and equity-based compensation plans. Specifically, with regard to its discretionary power to determine short- and long-term incentive awards, the Compensation Committee has the duty to evaluate the performance of our executive officers, as well as to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and, in consultation with our Chief Executive Officer, our other executive officers.

The Compensation Committee has engaged FW Cook as its independent compensation consultant to provide advice and assistance on the design and structure of the Company’s executive compensation programs, including the 2018 compensation program.  FW Cook reports directly to the Compensation Committee, works with management only under the direction of the Compensation Committee, and does not provide any other advice or consulting services to the Company.  The Committee assessed the independence factors in accordance with applicable SEC rules and NYSE Listing Standards and other facts and circumstances and concluded that FW Cook’s work for the Compensation Committee did not raise any conflicts of interest.

Setting Compensation

Developing recommendations for our Board regarding our compensation programs and the specific elements and levels of compensation for our executive officers is central to the role of the Compensation Committee. The Committee does not have a specific allocation goal between cash and equity-based compensation or between annual and long-term incentive compensation. Instead, the Compensation Committee relies upon its collective business judgment as applied to the challenges confronting the Company, together with regular compensation peer group analyses, evaluations of internal equity considerations and the recommendations of management. The Committee also considers advice and data from independent consultants, including FW Cook, and information provided by our employees. The Compensation Committee additionally utilizes subjective information when considering the compensation to be paid or awarded to each of our executive officers, including the executive’s overall responsibilities, professional qualifications, length of service, experience, historical job performance and competitive employment opportunities. We believe the variety of inputs considered by the Compensation Committee provides a basis for the Compensation Committee to make informed decisions on the design of our executive compensation program and the elements and amounts of compensation paid or awarded to our executive officers.

Compensation Peer Group Analysis

In structuring the 2018 executive compensation program, the Compensation Committee worked with members of the Company’s management, with the support of FW Cook, in considering the compensation practices of certain companies the Compensation Committee deemed to be the Company’s peer group solely for purposes of comparing executive compensation programs (the “Compensation Peer Group”). The Compensation Peer Group remained unchanged from the prior year, with the exception of certain companies being removed due to acquisition.  From a stock price performance perspective, the Company is compared generally to publicly-traded REITs and specialty finance companies that also invest primarily in residential mortgage assets. However, a significant number of these companies are externally managed and therefore do not disclose sufficient information to be included in the Compensation Peer Group for comparing executive compensation programs. As a result, the Compensation Peer Group for evaluating executive compensation was developed from publicly-traded internally managed REITs and specialty finance companies that invest in either residential mortgage assets or other similar financial products and are competitors for executive talent. The Compensation Peer Group was used to help with structuring our 2018 compensation program and consisted of the following companies: Arbor Realty Trust, Inc., Barings BDC, Inc., Capstead Mortgage Corporation, CYS Investments, Inc., Dynex Capital, Inc., Hercules Capital, Inc., iStar Inc., Main Street Capital Corporation, MFA Financial, Inc., New York Mortgage Trust, Inc., RAIT Financial Trust and Redwood Trust, Inc.

Role of Executive Officers in Determining Executive Compensation for Executive Officers

The recommendations of our Executive Chairman and our President and Chief Executive Officer also play a role in the compensation decision making process. Our Executive Chairman and our President and Chief Executive Officer provide the Compensation Committee with an assessment of our achievements and performance, their evaluation of individual performance as well as their recommendations for direct report base salary, short-term bonus and long-

term incentive awards. The Compensation Committee has the discretion to accept, reject or modify these recommendations.

Elements of Executive Compensation

Our 2018 executive compensation program was designed to consist of the following direct compensation elements, each of which are described in more detail below:

•	Base Salary;
•	Annual Performance-Based Cash Bonus Opportunities; and
•	Long-Term Performance-Based Equity Incentive Awards.

2018 Base Salaries

Base salary provides our executives with a minimum amount of cash compensation that is not variable or “at risk.” The Compensation Committee seeks to pay our executive officers a competitive base salary in recognition of their job responsibilities for a publicly-held company and generally review base salaries for our executives on an annual basis considering several factors, including competitive factors within our industry, past contributions and individual performance. As discussed above, in setting base salaries, the Compensation Committee is mindful of the total compensation paid to each individual and the overall goal of keeping the amount of cash compensation that is provided in the form of base salary substantially lower than the amount of cash and equity incentive opportunity that is available, assuming that performance targets are met or exceeded. The Compensation Committee also takes into account compensation provided to the executive officers in past years, including any recent adjustments to their respective base salaries. The base salaries for Messrs. Billings, Tonkel and Konzmann were unchanged in 2018 as compared to 2017.

Executive Officer	2018 Base Salary	2017 Base Salary
Eric F. Billings	$800,000	$800,000
J. Rock Tonkel, Jr.	$800,000	$800,000
Richard E. Konzmann	$450,000	$450,000

2018 Annual Performance-Based Cash Bonus Opportunities

Annual performance-based cash bonuses for our executive officers are administered under our 2014 Long-Term Incentive Plan, which was approved by shareholders at our 2014 annual meeting.  For 2018, such annual incentives for Messrs. Billings, Tonkel and Konzmann had a range of earnings opportunities illustrated in the following table:

	Bonus Payout (% of Base Salary)
	Messrs. Billings and Tonkel	Mr. Konzmann
Below Threshold	0%	0%
Threshold	50%	40%
Target	100%	80%
Maximum	200%	160%

The Compensation Committee believes that the target annual bonus opportunities, when combined with base salaries and long-term incentives, position target total direct compensation near the median of competitive practices for target performance, while providing appropriate downside risk and upside opportunity for each executive.

In order for any annual cash incentive payments to be made under our 2018 performance-based cash bonus program, the Company’s annual ROE must have equaled or exceeded 8%. Our actual ROE for 2018 was 16.14%.  ROE is defined as the Company’s non-GAAP core operating income, excluding the accrued annual cash incentive compensation for our executive officers, divided by our average common equity.  Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders. The Company believes that non-GAAP core operating income also assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  Similar non-GAAP measures are used by other companies within our industry.  The Company’s non-GAAP core operating income is calculated as follows:

•	GAAP net interest income
•	Less GAAP general and administrative expenses
•	Plus GAAP stock-based compensation expense
•	Plus non-recurring expenses
•	Plus TBA dollar roll income
•	Plus net interest income of interest rate swaps
•	Less net interest expense of interest rate swaps
•	Less dividends on preferred stock

Average equity is calculated as follows:

•	GAAP shareholders’ equity as of December 31, 2017
•	Less the net deferred tax asset as of December 31, 2017
•	Less the preferred stock liquidation preference as of December 31, 2017
•	Plus the pro rata portion of common equity raised in 2018
•	Less the pro rata portion of common equity repurchased in 2018

In determining the annual ROE for the purpose of the annual performance-based cash bonus thresholds, the accrued annual incentive compensation expense is added back to the non-GAAP core operating income.  After determining that the minimum ROE had been satisfied, the Compensation Committee examined our performance under the ROE hurdles (weighted 50%), and each executive’s individual performance on a subjective basis (weighted 50%) to determine actual bonus payments to our executive officers. The Compensation Committee retains full negative discretion to reduce (but not increase) the annual performance-based incentive compensation otherwise earned by achieving the ROE hurdles.

As described above, 50% of the annual performance-based cash bonus was based on the achievement of corporate performance criteria based on annual ROE. The Committee selected ROE because it measures both our profitability and our efficient use of capital and is an important element in the Board’s determination of our common stock dividend. The 2018 ROE goals were established at the beginning of 2018 by analyzing historical and expected future returns of the Company as well as the expectations for other companies in the same industry, based on published investment analyst estimates.  For the ROE component of the annual performance-based cash bonus opportunity, the following table summarizes the performance goals and corresponding payouts as a percentage of base salary for Messrs. Billings, Tonkel and Konzmann, with linear interpolation for achievement between the performance levels.

		Bonus Payout (% of Base Salary)
	ROE Achievement	Messrs. Billings and Tonkel	Mr. Konzmann
Below Threshold	<11%	0%	0%
Threshold	11%	50%	40%
Target	14%	100%	80%
Maximum	17%	200%	160%

Our actual ROE for 2018 was 16.14%, which resulted in an earned bonus of 171% of target for Messrs. Billings and Tonkel and 137% of target for Mr. Konzmann for the corporate performance component, representing 50% of the total annual cash bonus opportunity.

The remaining 50% of the annual performance-based cash bonus was based on the Compensation Committee’s subjective assessment and evaluation of specific predetermined measurement criteria of the executives’ performance during 2018 that concentrated on the overall management and operation of the Company, while taking into account the executive’s contribution to long-term shareholder value. The specific predetermined measurement criteria that the Compensation Committee considered are set forth below:

•	Expense management
•	Risk management
•	Management of short-term funding capability
•	Management of counterparty relationships
•	Maximize investment allocation
•	Maximize tax efficiency
•	Financial reporting transparency
•	Investor relations, shareholder communications and capital raising
•	Report of internal controls in compliance with the requirements of the Sarbanes-Oxley Act
•	Staff development and retention
•	Corporate governance
•	Enhancement of operational functions
•	Leadership

The Compensation Committee conducted a thorough review of the executives’ performance related to the specific predetermined measurement criteria as well as the overall performance of the Company for 2018. In particular, the Compensation Committee noted:

•	We managed expenses. We lowered our general and administrative expenses in 2018 by 28%, from $18.6 million to $13.4 million.
•

We managed risk. As of December 31, 2018, we lowered the Company’s total recourse leverage, measured as the Company’s repo financing and TBA commitments less cash, to total investable capital, which provides for reduced book value volatility and enhanced portfolio resiliency going forward.  We also continued to manage our prepayment risk by seeking to invest in agency MBS that are specifically selected for their relatively lower propensity for prepayment and we improved certain security functions within the Company’s information technology systems.

•

We grew short-term funding capability. Short-term financing arrangements such as repo financing are key to our operating strategy.  During 2018, we maintained our key repo counterparties, increased our financing capacity with our existing repo counterparties and negotiated more favorable terms with some of our repo counterparties.

•

We expanded and improved our various counterparty relationships.  During 2018, we expanded and diversified the number of our counterparties for executing hedging instruments such as interest rate swaps and U.S. Treasury futures and lowered the execution costs of such trades.  In addition, we maintained all of our counterparties for executing MBS trades.

•

We maximized our investment allocation.  We continued to evaluate return opportunities in other asset classes outside of agency MBS and determined that the returns of investing in levered agency MBS continued to deliver the highest risk-adjusted returns to shareholders.  Within our agency MBS investment portfolio, the Company actively managed the composition of its investment portfolio to opportunistically take advantage of higher relative returns in TBA securities at points in time during 2018 compared to agency MBS funded with repo when available.  In addition, the Company actively managed the composition of its specified agency MBS investment portfolio to have characteristics that would deliver the highest risk-adjusted return given the rate and economic environment at that time.

•

We continued to maximize our tax efficiency.  We continued to efficiently maximize the Company’s tax efficiency by utilizing our tax benefits to allow the Company to shield all of its income from corporate-level income taxes during 2018, and successfully prepared the Company to elect REIT status effective January 1, 2019.

•	We increased financial reporting transparency. We continued to expand and improve the Company’s financial disclosures through improved transparency in our investor presentations and SEC filings.
•	We successfully accessed the capital markets.
➢	We successfully registered 12.6 million shares in a new common stock ATM program; and
➢	We accessed the capital markets through the utilization of our two ATM equity offering programs, raising combined net proceeds of $23.5 million in 2018.
•	We enhanced our corporate governance and shareholder outreach program.
➢

We completed a successful Board refreshment process with the appointment of Ms. McClure as a new independent director adding significant experience in the financial services, real estate and capital markets sectors, including particular expertise in mortgage and property REITs, asset managers, specialty lenders and regulated financial institutions;

➢

We increased focus on our investor outreach program to our shareholders through the engagement of an investor relations advisory firm that allowed us to increase the number of one-on-one meetings with current and prospective shareholders; and

➢

We successfully received approval from our shareholders to ratify an amendment to the Company’s Shareholder Rights Plan to extend the term in an effort to continue to protect against a possible limitation on the Company’s ability to use its net operating loss carryforwards, net capital loss carryforwards and built-in losses under Sections 382 and 383 of the Internal Revenue Code.

•	We maintained effective internal controls on financial reporting. We maintained the effectiveness of our internal controls and our disclosure controls and procedures during 2018.
•	Successfully developed and retained key employees. We did not experience any employee departures during 2018.
•

We enhanced important operational functions.  We were able to improve on various information technology functions and continued to improve upon the Company’s performance monitoring capabilities to better enhance our financial reporting capability.

•

Our executive officers demonstrated strong leadership. The Committee believes that the executive officers displayed strong leadership during 2018. Not only did the executive officers accomplish nearly all of the goals as described above, they navigated the Company through an environment in which the Federal Open Market Committee continued to raise short-term interest rates 100 basis points in 2018 and maintained and strengthened relationships with key stakeholders and counterparties.  During this same period, the Company was able to deliver an annual dividend of $1.675 per common share to its shareholders.

Negative Discretion Applied to Annual Cash Bonuses

The Committee determined that, based on its subjective assessment and evaluation of the achievement of the predetermined measurement criteria, including a review of a self-assessment provided by the Company’s executives, Messrs. Billings, Tonkel and Konzmann merited a significant payout of the qualitative portion of the annual bonus due to the accomplishment of nearly all of the predetermined measurement criteria during 2018 (in particular, the key accomplishments discussed above under “2018 Annual Performance-Based Cash Bonus Opportunities”).  However, considering the market conditions that impacted the Company’s common stock price during the year, the Committee determined it was appropriate to reduce the payout for the qualitative portion of the bonus.  Given the market factors mentioned above, the Committee applied its negative discretion to reduce the earned bonus to 29% of target for Messrs. Billings and Tonkel for the qualitative portion of the bonus.  The Committee determined that Mr. Konzmann warranted a 163% of target bonus for the qualitative portion of the bonus (representing the remaining 50% of the total annual cash bonus opportunity).  The reduced cash incentive payout of the qualitative component resulted in a reduction from the prior year’s total annual performance-based cash bonus payout of approximately 45% for Messrs. Billings and Tonkel, and of approximately 18% for Mr. Konzmann.

Based on the Compensation Committee’s assessment of the items above, annual performance-based cash bonus were awarded to Messrs. Billings, Tonkel and Konzmann for performance in 2018 of $800,000, $800,000 and $540,000, respectively, as illustrated in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

2018 Long-Term Performance-Based Equity Incentive Awards

The long-term equity incentive component of our total compensation program is designed to align further the long-term interests of our executive officers with those of our shareholders, reward long-term shareholder value creation, serve as a retention tool, provide the appropriate balance with the short-term annual bonus program and help ensure management focuses on the long-term impact of short-term decisions. In furtherance of these objectives, our PSU Program for 2018 consisted of grants of the following three types of PSUs, all designed to provide an incentive compensation opportunity that balances the Company’s internal financial objectives and external market performance:

•

Book Value PSUs (weighted 40%):  The Book Value PSUs are eligible to vest based on the compound annualized growth in the Company’s tangible book value per common share (i.e., book value change, excluding the deferred tax asset or liability plus dividends on a reinvested basis) over a three-year performance period.

•

Relative TSR PSUs (weighted 20%):  The Relative TSR PSUs are eligible to vest based on the Company’s compound annualized total shareholder return, which includes share price changes plus dividends on a compound, reinvested basis, over a three-year performance period as measured relative to a competitive peer group, consisting of companies listed in the FTSE NAREIT Mortgage Home Financing Index.  In prior years, the Compensation Committee granted PSUs tied to absolute TSR hurdles.

•	ROE PSUs (weighted 40%): The ROE PSUs are eligible to vest on the third anniversary of the grant date, based on the performance of the Company’s ROE over a one-year performance period.

The chart below illustrates the performance and vesting periods for our 2018 PSU Program:

PSUs do not have any voting rights. No dividends are paid on outstanding PSUs during the applicable performance period. Instead, dividend equivalents are accrued on outstanding PSUs during the applicable performance period, are deemed invested in shares of common stock and are paid out in shares of common stock at the end of the performance period to the extent that the underlying PSUs are earned. Book Value PSUs and Relative TSR PSUs that are earned following the performance period are converted into shares of the Company’s common stock on a one-for-one basis. These PSUs and dividend equivalents are settled in whole shares of common stock with a cash payment in lieu of any fractional share.  ROE PSUs that are earned, with corresponding dividend equivalents, following the performance period are converted into Restricted Stock on a one-for-one basis that will vest on the third anniversary of the grant date.

On July 1, 2018, the Compensation Committee awarded a target number of PSUs with an aggregate grant date fair value equal to 100% of base salary for Messrs. Billings and Tonkel, and 80% of base salary for Mr. Konzmann, with 40% of the total grant date fair value represented by Book Value PSUs, 20% of the total grant fair value represented by Relative TSR PSUs and 40% of the total grant date fair value represented by ROE PSUs.

For the Book Value PSUs and Relative TSR PSUs, the actual number of shares of common stock that will be issued to each participant at the end of the three-year performance period will vary between 0% and 250% of the target number of PSUs granted, depending on performance results. If the threshold level of performance is not achieved, no PSUs are earned. If the initial performance threshold is met, participants earn 50% of the target number of PSUs at the threshold level, 100% of the target number of PSUs at the target level and 250% of the target number of PSUs at the maximum level, with linear interpolation for achievement falling between the performance levels.  If TSR during the measurement period is negative, the percentage of the Relative TSR PSUs earned is capped 100% of target.

For the ROE PSUs, the actual number of shares of common stock that will be issued to each participant at the end of the three-year vesting period will either be 0% if the ROE goal is not achieved or 100% of the target number of PSUs if the ROE goal is achieved for the one-year performance period.

The performance goals applicable to the PSUs are determined each year by the Compensation Committee and based on, among other things, the Compensation Committee’s review of various historical and expected future performance metrics of the Company, other companies in the same industry, current and expected future market conditions, as well as advice and data from independent consultants, including FW Cook.  The performance goals and payout schedule applicable to the Book Value PSUs, Relative TSR PSUs and ROE PSUs for the 2018 grants are set forth below:

	Book Value PSUs (weighted 40% of Grant-Date Fair Value)		Relative TSR PSUs (weighted 20% of Grant-Date Fair Value)		Return on Equity PSUs (weighted 40% of Grant-Date Fair Value)
	Compound Annualized Book Value per Share Growth	Percent of Target PSUs Earned	Percentile Ranking	Percent of Target PSUs Earned	Return on Equity for Measurement Period	Percent of Target PSUs Earned
	<4.0%	0%	< 30th	0%	<10.0%	0%
Threshold	4.0%	50%	30th	50%	>=10.0%	100%
Target	8.0%	100%	55th	100%
Maximum	>=12.0%	250%	>=80th	250%

PSU Grants

The threshold, target and maximum share awards for the PSUs granted to the Company’s executive officers on July 1, 2018 are as follows:

	Book Value PSUs			Relative TSR PSUs			Return on Equity PSUs
Name and Title	Threshold (#)	Target (#)(1)	Maximum (#)	Threshold (#)	Target (#)(2)	Maximum (#)	Threshold (#)	Target (#)(3)	Maximum (#)
Eric F. Billings	15,519	31,038	77,595	6,542	13,083	32,708	—	31,038	31,038
J. Rock Tonkel, Jr.	15,519	31,038	77,595	6,542	13,083	32,708	—	31,038	31,038
Richard E. Konzmann	6,984	13,967	34,918	2,944	5,887	14,718	—	13,967	13,967

(1)

To determine the number of Book Value PSUs to grant to each executive officer, the Compensation Committee identified a target grant date fair value for the award equal to 40% of base salary for Messrs. Billings and Tonkel and 32% of base salary for Mr. Konzmann, then divided the target grant date fair value by $10.31, the last reported sale price of our common stock on the NYSE on June 29, 2018 which was the last reported sale price of our common stock on the NYSE as of the grant date.

(2)

To determine the number of Relative TSR PSUs to grant to each executive officer, the Compensation Committee identified a target grant date fair value for the award equal to 20% of base salary for Messrs. Billings and Tonkel and 16% of base salary for Mr. Konzmann, then divided that amount by $12.23, the fair value per target unit on the grant date calculated using a Monte Carlo simulation model.

(3)

To determine the number of ROE PSUs to grant to each executive officer, the Compensation Committee identified a target grant date fair value for the award equal to 40% of base salary for Messrs. Billings and Tonkel and 32% of base salary for Mr. Konzmann, then divided the target grant date fair value by $10.31, the last reported sale price of our common stock on the NYSE on the grant date.

The right to receive shares of common stock upon vesting of PSUs at the end of the performance period is subject to both continued employment and the achievement of the Company performance goals established by the Compensation Committee. The employment requirement, but not the performance requirement, is waived in the event the awardee dies, becomes disabled or retires; provided, however, that if the awardee dies, becomes disabled or retires before the first anniversary of the grant date, the number of PSUs that are earned under the performance targets are pro-rated based on the number of days the awardee worked during the year. If an awardee is terminated without “cause,” the Compensation Committee, in the exercise of its discretion, determines whether any of the PSUs have been earned, provided that the Compensation Committee may not approve a payout that exceeds the number of PSUs earned under the performance targets. In the event of a change of control, the number of PSUs that are earned for each performance period are determined immediately prior to the change of control based on actual performance and will vest subject to continued employment for the remainder of the original performance period, subject to accelerated vesting in certain circumstances.

Except as described above or as the Compensation Committee at any time may otherwise determine, an awardee will forfeit the right to any PSUs or Restricted Stock if he or she terminates employment before the vesting date.

Long-Term Equity PSU Program Compensation:  Successfully Aligning Compensation with Historical Performance

Our executive compensation program includes performance-based features to align the interests of our executive officers with those of our shareholders and to provide incentives for our executive officers to achieve both short-term and long-term business objectives, including through short-term annual cash incentives and long-term equity incentives.  The Company’s long-term equity incentive plan is designed to align the incentives of our executive officers with the Company’s total book value return, total stock return and ROE performance.

Our executive officers’ actual long-term equity performance-based compensation earned over the relevant performance periods have been substantially lower than the target long-term equity performance compensation as reflected in the Company’s summary compensation tables disclosed in its proxy disclosures as a result of the Company’s actual book value and stock price performance.  The Company is required to disclose the target long-term equity performance compensation as of the grant date in its summary compensation tables.  PSUs awarded in 2013, 2014 and 2015 did not meet their minimum three-year performance thresholds, and therefore no PSUs were earned or vested for those PSU awards at the end of the respective performance period in 2016, 2017 or 2018.  Based on the performance measurements as of December 31, 2018, and assuming the common stock price, book value per share and quarterly common stock dividend remain unchanged from that date over the remainder of the three-year performance period, none of the PSUs awarded in 2016 and none of the TSR PSUs awarded in 2017 are expected to be earned or vested at the end of the respective performance period in 2019 and 2020.  However, the expected performance results may differ resulting in a change to the PSU awards expected to be earned or vested for the 2016 and 2017 PSU awards.  ROE PSUs awarded in 2017 represent the only PSUs granted since 2013 that have currently been earned.

The historical results of the Company’s long-term equity incentive compensation program have demonstrated the overarching performance nature of the PSU Program that continuously works to align the interests of the Company’s management with that of its shareholders.  PSUs that are earned or vested are dependent on the performance of the various rigorous performance measures.  This is displayed in the following graphic that compares the executive officers’ total combined maximum PSU grant value potential to the value of PSUs that have been earned, or expected to be earned, for PSUs granted from 2013 through 2017:

Realized Value of Past Executive PSU Grants

(1)

Represents the maximum PSUs awarded that were unearned, or expected to be unearned as of December 31, 2018, over the performance period.  No PSUs awarded in 2013 through 2015 were earned and none of the PSUs awarded in 2016 are expected to be earned or vested at the end of the performance period ending June 30, 2019.  In addition, none of the TSR PSUs awarded in 2017 are expected to be earned or vested at the end of the performance period ending June 30, 2020.  However, the expected performance results may differ resulting in a change to the PSU awards expected to be earned or vested.

(2)

Represents ROE PSUs granted in 2017 that were earned at 100% of target.  These PSUs were converted to Restricted Stock at the end of the performance period and will vest subject to the executive’s continued employment through July 24, 2020.

(3)

Represents expected Book Value PSUs that are estimated to be earned based on the performance measurements as of December 31, 2018, and assuming the common stock price, book value per share and quarterly common stock dividend remain unchanged from that date over the remainder of the performance period ending June 30, 2020.

(4)	Mr. Konzmann did not receive any PSU awards prior to 2015.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for our executive officers that were designed to require the executive officers to maintain ownership of a minimum number of shares of the Company’s common stock. Under the ownership guidelines, each executive officer is required to retain one-half of all shares distributed from the Company and one-half of all shares realized upon the exercise of stock options or vesting of stock awards, not including any shares sold or tendered by the executive officer to pay taxes and associated costs due as a result of such distribution, exercise or vesting, until the earlier of (i) the date on which the executive officer is no longer an executive officer of the Company or (ii) the executive officer’s achievement of the following ownership levels of the Company’s stock determined in accordance with the guidelines:

•	Eric F. Billings	—	$4,000,000 (five times the then-current base salary)
•	J. Rock Tonkel, Jr.	—	$4,000,000 (five times the then-current base salary)
•	Richard E. Konzmann	—	$675,000 (one and a half times the then-current base salary)

As of March 31, 2019, the executive officers beneficially owned approximately 2% of our outstanding common stock in aggregate. During 2018, Messrs. Billings, Tonkel and Konzmann each purchased 10,000, 10,000 and 1,500 shares of the Company’s common stock, respectively, in the open market for an aggregate value of approximately $192,000 at the time of purchase.  Messrs. Billings and Tonkel are among the largest shareholders of our Company and since joining the Company, Mr. Tonkel has never sold any of his shares of common stock.  The Committee believes that the current equity holdings of the executive officers closely align their interests with those of our shareholders.

Compensation Clawback Policy

The Board has adopted a compensation “clawback” policy for the recovery of compensation from our executive officers under certain circumstances. Pursuant to the clawback policy, we have the right to recover any cash bonus awarded to an executive officer (i) in the event of an accounting restatement due to material noncompliance by the Company with the financial reporting requirements of the federal securities laws with respect to financial statements filed by the Company within twelve months after the date of such award and (ii) where such noncompliance was the result of intentional misconduct by that executive officer. Under the policy, the executive officer must reimburse us for the difference between the amount of the original bonus received by that executive officer and the amount of the bonus such officer would have received had the bonus amount been calculated based on the restated financial statements.

Perquisites and Other Personal Benefits

Given the focus on cash and equity-based compensation in our industry as well as following executive compensation “best practices,” we do not believe that it is necessary to provide perquisites and other personal benefits as part of the total compensation of our executive officers. We do not provide tax “gross up” payments or other tax reimbursement payments to our executive officers.

Our executive officers are eligible to participate in our group health insurance, life insurance benefit, 401(k) match and other programs on the same terms as our other employees.

Retirement Benefits

We do not provide defined benefit plans, nonqualified deferred compensation plans or other retirement benefits to our executive officers, other than a tax-qualified defined contribution savings plan available to all of our employees pursuant to Section 401(k) of the Internal Revenue Code.

Tax Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code generally provides that a public company may not deduct compensation in excess of $1 million paid in any fiscal year to any of certain executive officers (who are referred to as “covered employees” in Section 162(m)).  Prior to January 1, 2018 and the tax reform bill informally known as the Tax Cuts and Jobs Act or TCJA, (i) the “covered employees” subject to Section 162(m) included the public company’s chief executive officer and its other three most highly compensated executives (other than its chief financial officer) and (ii) the deduction limit did not apply to compensation that qualified as “performance-based” under Section 162(m). In 2017 and prior years, the Committee administered the annual bonus program and designed the terms of PSUs such that they could qualify as “performance-based” compensation under Section 162(m), as in effect prior to the TCJA, and therefore would not be subject to the deduction limitation under Section 162(m).

The TCJA made significant changes to Section 162(m).  Subject to a transition or “grandfather” rule for written binding contracts in effect on November 2, 2017, Section 162(m), as amended, now provides that (i) the Company’s “covered employees” are our chief executive officer, chief financial officer and the three other most highly compensated executives, (ii) an individual who is a “covered employee” in any year after 2016 will remain a “covered employee” under Section 162(m) regardless of the individual’s officer status or level of compensation, and (iii) the exception for compensation that qualifies as “performance-based” is eliminated.

The Company believes that PSUs granted and evidenced by written binding contracts prior to November 2, 2017 qualify as “performance-based” compensation under the “grandfather” rule and will be deductible without regard to the Section 162(m) limit even if they are paid on or after January 1, 2018.

The Committee considers the Section 162(m) deduction limit and the transition or “grandfather” rule when it assesses the Company’s executive compensation practices.  However, in order to maintain flexibility in compensating the Company’s executive officers in a manner designed to promote our Company’s goals, including retention and providing incentives to the executive officers, the Committee has not adopted a policy that all compensation must be deductible and may authorize payments to executives that may not be fully deductible if the Committee believes that the payments are in the Company’s interests.

Compensation Risk Analysis

The Committee regularly monitors the risks and rewards associated with our compensation programs. The Committee also establishes our compensation programs with the intent to align our interests with shareholders and to help prevent unnecessary or excessive risk taking. We believe that our compensation policies and practices are well balanced and designed to avoid creating compensation incentives that encourage unnecessary or excessive risks that could potentially have a material adverse effect on our Company. The Compensation Discussion and Analysis section above describes our general compensation policies, practices, and philosophies that are applicable for our executive officers. We use variable compensation for all of our executive officers, with a focus on performance. We provide a balance between short- and long-term, cash and equity incentive compensation to ensure management focuses on the long-term impact of short-term decisions and that management’s interests are aligned with those of our shareholders. As an additional safeguard against unnecessary or excessive risk taking, even if pre-established performance metrics are satisfied, the Compensation Committee retains the right to reduce overall and individual awards. The Compensation Committee continually assesses our executive compensation programs and has implemented additional policies and practices that we believe have further mitigated compensation driven risk. Some of these policies and practices include limits on executive bonuses, the adoption of a clawback policy and the adoption of executive officer stock ownership guidelines, as previously described in more detail in this proxy statement.

Reconciliation of Non-GAAP Measures

In addition to the financial results reported in accordance with generally accepted accounting principles applied in the United States (“GAAP”), the Company reported non-GAAP core operating income measures. Further information on the Company’s non-GAAP measures can be found in the Company’s Annual Report. The following table presents our computation of non-GAAP core operating income for the year ended December 31, 2018 (amounts in thousands, except per share amounts):

2018
GAAP net interest income	$46,128
TBA dollar roll income	20,929
Interest rate swap net interest income	6,266
Economic net interest income	73,323
Core general and administrative expense	(12,534)
Preferred stock dividend	(590)
Non-GAAP core operating income	$60,199

Non-GAAP core operating income per diluted common share	$2.06
Weighted average diluted common shares outstanding	29,269

The following table provides a reconciliation of GAAP pre-tax net loss to non-GAAP core operating income for the year ended December 31, 2018 (amounts in thousands):

2018
GAAP loss before income taxes	$(91,064)
Add (less):
Total investment loss, net	123,822
Stock-based compensation expense	836
Preferred stock dividend	(590)
Add back:
TBA dollar roll income	20,929
Interest rate swap net interest income	6,266
Non-GAAP core operating income	$60,199

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2018

In accordance with the rules of the SEC, the following table contains compensation information for each of our executive officers for the years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary		Non-Equity Incentive Plan Comp.(1)	Stock Awards(2)		All Other Comp.(3)	Total
Eric F. Billings	2018	$800,000		$800,000	$800,000		$12,749	$2,412,749
Executive Chairman	2017	$800,000		$1,460,000	$800,000		$12,617	$3,072,617
	2016	$800,000		$1,480,000	$800,000		$12,417	$3,092,417
J. Rock Tonkel, Jr.	2018	$800,000		$800,000	$800,000		$12,638	$2,412,638
Chief Executive Officer and	2017	$800,000		$1,460,000	$800,000		$12,438	$3,072,438
President	2016	$800,000		$1,480,000	$800,000		$12,238	$3,092,238
Richard E. Konzmann	2018	$450,000		$540,000	$360,000		$11,668	$1,361,668
Executive Vice President, Chief	2017	$450,000		$657,000	$360,000		$11,468	$1,478,468
Financial Officer and Treasurer	2016	$387,500	(4)	$589,000	$360,000	(5)	$11,268	$1,347,768

(1)

For the 2018 performance year, Messrs. Billings, Tonkel and Konzmann received annual performance-based cash bonuses in the amount of $800,000, $800,000 and $540,000 respectively, in recognition of the achievement of a predetermined ROE goal for the quantitative portion of the bonus as well as the achievement of a majority of the predetermined measurement criteria for the qualitative portion of the bonus, of which the Compensation Committee applied its negative discretion to reduce that portion of the earned bonus, as discussed in “Compensation Discussion and Analysis — Summary of Total Direct Compensation Program Elements.”

(2)

Represents the aggregate grant date fair value of the PSU awards made in 2016, 2017 and 2018 as computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that may be recognized by each executive officer. The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 12 to our consolidated financial statements, which are included in our Annual Report. The amounts reported under this column include the combination of Book Value PSUs, Relative TSR PSUs and ROE PSUs for 2017 and 2018, and the combination of Book Value PSUs and TSR PSUs for 2016, which are described in the Compensation Discussion & Analysis under the heading “2018 Long-Term Performance-Based Equity Incentive Awards.” Details regarding 2018 PSU awards can be found in the table “Grants of Plan-Based Awards for 2018.” Details regarding outstanding stock awards can be found in the table “Outstanding Equity Awards At 2018 Fiscal Year End.”

(3)	Amounts in this column represent (i) the employer matching contributions under the Company’s 401(k) Plan and (ii) life insurance premiums paid by the Company.
(4)	Mr. Konzmann’s 2016 base salary has been pro-rated to reflect the increase in his base salary from $325,000 to $450,000 effective as of July 1, 2016.
(5)

In addition to PSU awards made to Mr. Konzmann in 2016, amount includes 7,457 shares of Restricted Stock granted to Mr. Konzmann on July 25, 2016 with a grant date fair value of $100,000 pursuant to the Company’s 2014 Long-Term Incentive Plan.

Grants of Plan-Based Awards for 2018

Messrs. Billings, Tonkel and Konzmann received performance-based non-equity incentive plan awards and equity incentive plan awards for their performance in 2018. Our non-equity incentive plan consists of the annual performance-based cash bonus program and our equity incentive plan consists of three types of PSUs: Book Value PSUs, Relative TSR PSUs and ROE PSUs, all of which are described in this proxy statement under the heading “Compensation Discussion and Analysis — Elements of Executive Compensation — 2018 Annual Performance-Based Cash Bonus Opportunities and — 2018 Long-Term Performance-Based Equity Incentive Plan Awards.”

The table below summarizes the non-equity incentive plan awards and the equity incentive plan awards granted to our executive officers in 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant-Date Fair Value of Stock and
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Option Awards
Eric F. Billings			$400,000	$800,000	$1,600,000
	7/1/2018	(2)				15,519	31,038	77,595	—	$320,000
	7/1/2018	(3)				6,542	13,083	32,708	—	$160,000
	7/1/2018	(4)				—	31,038	31,038	—	$320,000
J. Rock Tonkel, Jr.			$400,000	$800,000	$1,600,000
	7/1/2018	(2)				15,519	31,038	77,595	—	$320,000
	7/1/2018	(3)				6,542	13,083	32,708	—	$160,000
	7/1/2018	(4)				—	31,038	31,038	—	$320,000
Richard E. Konzmann			$180,000	$360,000	$720,000
	7/1/2018	(2)				6,984	13,967	34,918	—	$144,000
	7/1/2018	(3)				2,944	5,887	14,718	—	$72,000
	7/1/2018	(4)				—	13,967	13,967	—	$144,000
(1)

Represents the range of potential awards granted pursuant to our annual performance-based cash bonus program for 2018.  Actual awards earned are shown in the “Summary Compensation Table for 2018” on page 51.

(2)

Represents grants of Book Value PSUs pursuant to the 2014 Long-Term Incentive Plan. These PSUs are eligible to vest based on the compound annualized growth in the Company’s tangible book value per share (i.e., book value change plus dividends on a reinvested basis) over a three-year performance period.  To determine the number of Book Value PSUs to grant to each executive officer, the Compensation Committee identified a target grant date fair value for the award equal to 40% of the base salary for Messrs. Billings and Tonkel and 32% of the base salary for Mr. Konzmann, then divided the target grant date fair value by $10.31, the last reported sale price of our common stock on the NYSE on the grant date.

(3)

Represents grants of Relative TSR PSUs pursuant to the 2014 Long-Term Incentive Plan. These PSUs are eligible to vest based on the Company’s compound annualized total shareholder return (i.e., share price change plus dividends on a reinvested basis) over a three-year performance period as measured relative to a competitive peer group over a three-year performance period.  To determine the number of Relative TSR PSUs to grant to each executive officer, the Compensation Committee identified a target grant date fair value for the award equal to 20% of the base salary for Messrs. Billings and Tonkel and 16% of the base salary for Mr. Konzmann, then divided that amount by $12.23, the fair value per target Relative TSR PSU on the grant date calculated using a Monte Carlo simulation model.

(4)

Represents grants of ROE PSUs, excluding dividend reinvestments, pursuant to the 2014 Long-Term Incentive Plan. These PSUs are eligible to vest based on the Company’s ROE over a one-year performance period.  To determine the number of ROE PSUs to grant to each executive officer, the Compensation Committee identified a target grant date fair value for the award equal to 40% of the base salary for Messrs. Billings and Tonkel and 32% of the base salary for Mr. Konzmann, then divided the target grant date fair value by $10.31, the last reported sale price of our common stock on the NYSE on the grant date.

Outstanding Equity Awards at 2018 Fiscal Year-End

The table below summarizes the outstanding equity incentive plan awards as of December 31, 2018. The information in the table assumes that the target amount of performance-based awards is earned over the applicable future performance period. These amounts may not correspond to the actual number of shares or market value that will be earned by each executive officer.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3), (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Eric F. Billings	27,994	$202,677	173,851	$1,258,681
J. Rock Tonkel, Jr.	27,994	$202,677	173,851	$1,258,681
Richard E. Konzmann	20,054	$145,191	70,055	$507,198

(1)

Represents shares of Restricted Stock granted to each executive on July 24, 2018, upon earning a portion of PSUs awarded on July 24, 2017 pursuant to the Company’s 2014 Long-Term Incentive Plan.  The number of shares shown in the table for Mr. Konzmann also includes 7,457 shares of Restricted Stock granted on July 25, 2016 pursuant to the Company’s 2014 Long-Term Incentive Plan, that will vest on July 25, 2019.

(2)	Calculated using a share price of $7.24, the last sale reported trading price of our common stock on the NYSE as of December 31, 2018.

(3)

Represents the target number of Book Value PSUs, TSR PSUs, Relative TSR PSUs and ROE PSUs, excluding dividend reinvestments, that are potentially issuable. These PSUs vest, based on performance, according to the following schedule:

Name	PSU Type	Target Number of Shares	Vesting Date
Eric F. Billings	2016 Book Value PSUs	30,936	7/1/2019
	2016 TSR PSUs	34,483	7/1/2019
	2017 Book Value PSUs	23,564	7/24/2020
	2017 Relative TSR PSUs	9,709	7/24/2020
	2018 Book Value PSUs	31,038	7/1/2021
	2018 Relative TSR PSUs	13,083	7/1/2021
	2018 ROE PSUs	31,038	7/1/2021
Subtotal		173,851
J. Rock Tonkel, Jr.	2016 Book Value PSUs	30,936	7/1/2019
	2016 TSR PSUs	34,483	7/1/2019
	2017 Book Value PSUs	23,564	7/24/2020
	2017 Relative TSR PSUs	9,709	7/24/2020
	2018 Book Value PSUs	31,038	7/1/2021
	2018 Relative TSR PSUs	13,083	7/1/2021
	2018 ROE PSUs	31,038	7/1/2021
Subtotal		173,851
Richard E. Konzmann	2016 Book Value PSUs	10,054	7/1/2019
	2016 TSR PSUs	11,207	7/1/2019
	2017 Book Value PSUs	10,604	7/24/2020
	2017 Relative TSR PSUs	4,369	7/24/2020
	2018 Book Value PSUs	13,967	7/1/2021
	2018 Relative TSR PSUs	5,887	7/1/2021
	2018 ROE PSUs	13,967	7/1/2021
Subtotal		70,055

(4)	If the performance measurements meet or exceed the maximum, 930,328 aggregate PSUs, excluding dividend reinvestments, are potentially issuable to Messrs. Billings, Tonkel and Konzmann.

Stock Vested

The following table sets forth certain information regarding vesting of stock awards to our executive officers during the year ended December 31, 2018.  No PSUs were earned from the PSUs awarded to the executive officers in 2015 that had a three-year performance period that ended in 2018.

Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting(2)
Eric F. Billings	—		$—
J. Rock Tonkel, Jr.	18,051	(1)	$201,449
Richard E. Konzmann	—		$—

(1)

Represents vested shares of Restricted Stock granted to Mr. Tonkel on June 11, 2014 pursuant to the Company’s 2011 Long-Term Incentive Plan when he was promoted to the position of Chief Executive Officer.

(2)	The value realized on vesting is computed by multiplying the number of shares that vested by the market value of the underlying shares on the applicable vesting date.

Post-Termination Compensation; Potential Payments Upon a Change of Control

On January 27, 2017, we entered into a Change in Control Continuity Agreement (a “CICC Agreement” and collectively, the “CICC Agreements”) with each of our three executive officers.  Each CICC Agreement is a “double-trigger” agreement where severance benefits are only due upon a change in control and a qualifying termination event.  Upon a change in control of the Company (the “Effective Date”), the CICC Agreements become effective for a two-year employment period (the “Employment Period”). During the Employment Period, each executive officer will be entitled to (i) an annual base salary that is at least equal to 12 times the highest monthly base salary paid or payable to the executive officer during the one-year period preceding the Effective Date, (ii) an annual bonus opportunity and long-term incentive opportunities at least as favorable as those provided to the executive officer immediately prior to the Effective Date, or, if more favorable, the opportunities provided to peer executives following the Effective Date and (iii) benefits at least as favorable as those provided under the plans in effect prior to the Effective Date or, if more favorable, those provided to peer executives following the Effective Date.  If, during the Employment Period, the executive officer’s employment is terminated by the Company without Cause (as defined in the CICC Agreements) or the executive officer terminates his employment with Good Reason (as defined in the CICC Agreements), the executive officer is entitled to receive the following amounts and benefits:

•

an amount equal to the product of (i) 2.5, in the case of Mr. Billings or Mr. Tonkel, or 2.0, in the case of Mr. Konzmann, and (ii) the sum of (a) the executive officer’s base salary and (b) the average annual bonus (including any amounts deferred or paid in the form of equity awards) earned in respect of the three full fiscal year period prior to the Effective Date;

•	an amount equal to the pro rata target annual bonus for the year of termination;
•

an amount equal to the product of (i) the sum of (a) 125% of the monthly COBRA premiums for coverage under the Company’s health care plans and (b) 125% of the monthly premium for coverage (based on the rate paid for active employees) under the Company’s life insurance plans, and (ii) 30 months, in the case of Mr. Billings or Mr. Tonkel, or 24 months, in the case of Mr. Konzmann; and

•	outplacement services.

Our Board determined that it was in the best interest of the Company and its shareholders to enter into the CICC Agreements to ensure continuity in our executive management and to minimize disruptions in our operations in the case of a change in control.  The Board believes it is important to diminish the inevitable distraction of our executive officers by virtue of the personal uncertainties and risks created by a pending or threatened change in control and to encourage the executive officers’ full attention and dedication to the Company in the event of any threatened or pending change in control.  Our Board determined that providing severance protection to our executive officers following a change in control enhances alignment with the Company’s shareholder interests by neutralizing the potential for management opposition to a potential transaction that is beneficial for its shareholders but could cost management their jobs.

Unvested stock options, restricted stock awards, and PSUs held by grantees, including those held by executive officers, may vest upon a change of control or in connection with an executive’s termination following a change of control as provided under the terms of our 2014 Long-Term Incentive Plan and individual grant agreements.

Payments payable under the CICC Agreements to each executive officer would be reduced to the extent that the executive officer would be subject to an excise tax under Section 280G and 4999 of the Internal Revenue Code, unless the executive officer would be better off on an after-tax basis receiving all such payments.

The following table summarizes the estimated payments to be made under the CICC Agreements for each executive officer following a change in control and a qualifying termination event.  In accordance with SEC regulations, the following table does not include any amount to be provided to an executive officer under any arrangement that does not discriminate in scope, terms or operation in favor of the executive officer and that are available generally to all salaried employees.  Also, the following table includes duplicate information already provided in the outstanding equity awards at fiscal year-end table to the extent that the amount payable to the executive officer may be enhanced or accelerated by the qualifying termination event.  The amounts in the following table are hypothetical and based on SEC regulations.  Actual payments will depend on the circumstances and timing of any termination.

In accordance with SEC regulations, for purposes of the quantitative disclosure in the following table, we have assumed that the termination took place on December 31, 2018, and that the price per share of our common stock is $7.24, the last sale reported trading price of our common stock on the NYSE as of December 31, 2018.

The information below constitutes forward-looking statements for purposes of the Private Litigation Securities Reform Act of 1995.

Executive Officer Benefits and Payments upon Termination	Termination by Company Without Cause or Termination by Executive for Good Reason(1)	Termination by Company Without Cause or Termination by Executive for Good Reason, Each in Connection with a Change in Control(2)	Death or Disability	Termination by Company for Cause or Voluntary Termination by Executive Without Good Reason
Eric F. Billings
Severance Amount	$—	$5,116,667	$—	$—
Accelerated Equity Awards	$445,369	$445,369	$324,023	$—
Insurance Benefits	$—	$73,901	$—	$—
TOTAL	$445,369	$5,635,936	$324,023	$—

J. Rock Tonkel, Jr.
Severance Amount	$—	$5,116,667	$—	$—
Accelerated Equity Awards	$445,369	$445,369	$324,023	$—
Insurance Benefits	$—	$86,187	$—	$—
TOTAL	$445,369	$5,648,223	$324,023	$—

Richard E. Konzmann
Severance Amount	$—	$2,090,667	$—	$—
Accelerated Equity Awards	$254,402	$254,402	$199,796	$—
Insurance Benefits	$—	$63,197	$—	$—
TOTAL	$254,402	$2,408,265	$199,796	$—

(1)	Represents awards that would be earned and vested, to be determined at the sole discretion of the Compensation Committee, assuming the measurement period ended on December 31, 2018.
(2)

The severance amounts represent the maximum amounts payable under the CICC Agreements, assuming the measurement period for the PSU awards ended on December 31, 2018.  The CICC Agreements provide for a reduction in severance to avoid the application of excise taxes imposed by the Internal Revenue Code.  For Mr. Konzmann, the severance amounts in the table would be reduced by $34,837.

Pay Ratio

The annual total compensation of our Chief Executive Officer for fiscal year 2018, as reported in the Summary Compensation Table included in this Proxy Statement, was $2,412,638.  The median of the annual total compensation of all employees, excluding our Chief Executive Officer, for fiscal year 2018 was $461,985.  As a result, we estimate that the annual total compensation of our Chief Executive Officer was 5.2 times that of the annual total compensation of the median employee for fiscal year 2018.

We identified the median employee by calculating the annual total compensation for all employees, excluding our Chief Executive Officer, as of December 31, 2018.  We calculated the annual total compensation for each full-time employee using the same methodology used for calculating the annual total compensation of our executive officers as set forth in the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight duties, the Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” set forth in this proxy statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2018.

Respectfully submitted,

THE COMPENSATION COMMITTEE

David W. Faeder, Chairman

Daniel E. Berce

Ralph S. Michael, III

April 25, 2019

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in monitoring the Company’s financial reporting process. The Company has primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm, PwC, is responsible for expressing an opinion on the Company’s consolidated financial statements and on its internal control over financial reporting as of December 31, 2018, and on its 2018, 2017 and 2016 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). In accordance with its charter, the Audit Committee met quarterly with PwC and with senior financial management to review their work and the financial results reported for the quarter, and otherwise complied with all provisions of such charter.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2018 with the Company’s management and PwC. The Audit Committee has discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from PwC as required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE

Ralph S. Michael, III, Chairman

Daniel E. Berce

Melinda H. McClure

Anthony P. Nader, III

April 25, 2019

OTHER MATTERS

The Board is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this proxy statement. However, if any other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment, as permitted under our Bylaws and Virginia law.

By Order of the Board of Directors,

D. Scott Parish

Senior Vice President, Chief Administrative Officer and Corporate Secretary

April 25, 2019

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date  0 0 0  0 0 0  0 0 0  0 0 0  0 0 0  0 0 0  0 0 0  0 0 0  0 0 0  0 0 0  0000416084_1 R1.0.1.18  ARLINGTON ASSET INVESTMENT CORP.  ATTN: MR. SCOTT PARISH  1001 19TH STREET NORTH  SUITE 1900  ARLINGTON, VA 22209  VOTE BY INTERNET - www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of  information up until 11:59 P.M. Eastern Time the day before the cut-off date or  meeting date. Have your proxy card in hand when you access the web site and  follow the instructions to obtain your records and to create an electronic voting  instruction form.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59  P.M. Eastern Time the day before the cut-off date or meeting date. Have your  proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have  provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,  NY 11717.  The Board of Directors recommends you vote FOR  the following:  1. Election of Directors  Nominees For Against Abstain  01 Eric F. Billings  02 Daniel E. Berce  03 David W. Faeder  04 Melinda H. McClure  05 Ralph S. Michael, III  06 Anthony P. Nader, III  07 J. Rock Tonkel, Jr.  The Board of Directors recommends you vote FOR  proposals 2, 3 and 4. For Against Abstain  2. To ratify the appointment of  PricewaterhouseCoopers LLP as the Company's  independent registered public accounting firm  for 2019.  For Against Abstain  3. Advisory approval of the compensation of the  Company's executive officers.  4. To amend the Company's Articles of  Incorporation to restore customary REIT stock  ownership limitations and make certain other  administrative changes.  NOTE: Such other business as may properly come  before the meeting or any adjournment thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as  attorney, executor, administrator, or other fiduciary, please give full  title as such. Joint owners should each sign personally. All holders must  sign. If a corporation or partnership, please sign in full corporate or  partnership name by authorized officer.

0000416084_2 R1.0.1.18  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The Notice of Annual Meeting & Proxy Statement, Annual Report to Shareholders is/are available at www.proxyvote.com  ARLINGTON ASSET INVESTMENT CORP.  Annual Meeting of Shareholders  June 10, 2019 9:00 AM  This proxy is solicited by the Board of Directors  The undersigned hereby appoints J. Rock Tonkel, Jr. and Richard E. Konzmann, or either of them, as proxies,  each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as  designated on the reverse side of this ballot, all of the shares of Class A Common Stock of ARLINGTON ASSET  INVESTMENT CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be  held at 09:00 AM, EST on June 10, 2019, at the Le Méridien Hotel, 1121 19th Street North, Arlington, VA 22209,  and any adjournment or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is  made, this proxy will be voted in accordance with the Board of Directors' recommendations.  Continued and to be signed on reverse side